      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1998


                                                      REGISTRATION NO. 333-51715
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                                ADAMS GOLF, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                       3949                    75-2320087
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
    of incorporation or        Industrial Classification   Identification Number)
       organization)                 Code Number)

                         300 DELAWARE AVENUE, SUITE 548
                           WILMINGTON, DELAWARE 19801
                                 (302) 427-5892
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              B.H. (BARNEY) ADAMS
                            CHIEF EXECUTIVE OFFICER
                         300 DELAWARE AVENUE, SUITE 548
                           WILMINGTON, DELAWARE 19801
                                 (302) 427-5892

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

            JOSEPH A. HOFFMAN                         KENNETH L. GUERNSEY
            J. DAVID WASHBURN                           KARYN R. SMITH
           Arter & Hadden LLP                         Cooley Godward LLP
      1717 Main Street, Suite 4100              One Maritime Plaza, 20th Floor
           Dallas, Texas 75201                  San Francisco, California 94111
             (214) 761-2100                             (415) 693-2000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. / /
---------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                5,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

    Of the 5,750,000 shares of common stock, par value $.001 per share (the "Common Stock"), being offered hereby 3,750,000 shares are being offered by Adams Golf, Inc. (the "Company") and 2,000,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

    Prior to the offering made hereby (the "Offering"), there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ADGO."
                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  PRICE TO          UNDERWRITING DISCOUNTS         PROCEEDS TO          PROCEEDS TO SELLING
                                   PUBLIC             AND COMMISSIONS(1)           COMPANY(2)              STOCKHOLDERS
Per Share................             $                        $                        $                        $
Total(3).................             $                        $                        $                        $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of the Offering payable by the Company
    of $       .

(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 862,500 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Stockholders will be $       , $       and $       , respectively. See
    "Underwriting."

                             ---------------------

    The shares of Common Stock offered by this Prospectus are offered severally by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made at the offices of
Lehman Brothers Inc., New York, New York, on or about July   , 1998.
                             ---------------------

LEHMAN BROTHERS

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                                             FERRIS, BAKER WATTS

                                                             INCORPORATED

July   , 1998

[ON THIS PAGE APPEAR SEVERAL PHOTOGRAPHS OF THE COMPANY'S PRODUCTS AND CERTAIN PERSONS AFFILIATED WITH THE COMPANY INCLUDING B. H. (BARNEY) ADAMS, NICK FALDO AND HANK HANEY. CERTAIN OF THE PHOTOGRAPHS CONTAIN CAPTIONS INDICATING THE CONTENTS THEREOF.]

                            ------------------------

    The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    The Company has registered the trademarks Adams-Registered Trademark- (with triangle design), Tight Lies-Registered Trademark- and Assault-Registered Trademark-, and currently has pending trademark applications for registration of a configuration of the heel portion of a golf club head, and an overall configuration of a golf club head. This Prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AMOUNTS, PER SHARE AMOUNTS AND OTHER INFORMATION IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO A 2-FOR-1 STOCK SPLIT OF THE COMMON STOCK AND ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "ADAMS" ARE, UNLESS THE CONTEXT OTHERWISE REQUIRES, TO ADAMS GOLF, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Adams designs, manufactures and markets premium quality, technologically innovative golf clubs. The Company's design objective is to produce golf clubs that deliver meaningful performance benefits and inspire player confidence. The Company believes that its most successful product line to date, the Tight Lies fairway woods, meets this objective by providing golfers with the ability to hit the ball from virtually any lie while maximizing distance. The patented Tight Lies fairway woods feature an upright trapezoidal head, a shallow face and a lower center of gravity as compared to conventional fairway woods. The complete Tight Lies line of products includes the original, Strong 3, Strong 5, Strong 7 and Strong 9 fairway woods. According to the Golf Market Research Institute, the Tight Lies fairway woods were the top-selling single fairway woods in the U.S. on a unit volume basis during the three months ended March 31, 1998. During this period, the Company achieved a 27% market share of the single fairway woods category.

    Adams has developed a marketing model that integrates direct response and traditional image-based advertising to generate brand awareness and drive retail sales. The Company's advertising includes a 30-minute informative television commercial ("infomercial") and print advertising in publications such as GOLF DIGEST, USA TODAY and THE WALL STREET JOURNAL. For the three months ended March 31, 1998, approximately 79% of the Company's sales occurred at the retail level. To preserve the integrity of its image and reputation, the Company currently limits its distribution to retailers that market premium quality golf equipment and provide a high level of customer service and technical expertise. The Company currently sells its products to on- and off-course golf shops and selected sporting goods retailers. The Company believes its selective retail distribution helps its retailers to maintain profitable margins and maximize sales of Adams' products.

    Another important element of the Company's success to date has been its sales and customer service infrastructure. Rather than relying on independent sales representatives, as do many other golf equipment companies, Adams maintains an inside sales department that currently consists of 25 employees who are in regular telephone contact with the Company's over 7,000 retailers. These sales representatives are supported by 13 field-based Regional Account Coordinators who maintain personal contact with the Company's retailers nationwide. The Company believes that using and carefully managing its own sales force enables it to significantly reduce selling expenses. Adams also has a separate 30-seat customer call center that provides customer service to retailers and consumers. The majority of the Company's sales and customer service personnel are experienced golfers. The Company believes interaction with its knowledgeable representatives promotes customer satisfaction and helps to strengthen the Adams brand.

    In 1997, wholesale sales of golf equipment in the U.S. reached an estimated $2.4 billion. Wholesale sales of golf clubs increased at an estimated compound annual growth rate of approximately 13% over the 5-year period from 1992 to 1997. The Company believes that a number of trends are likely to further increase the demand for Adams' products. These trends include: (i) significant growth in the number of golf courses; (ii) increasing interest in golf from women, junior and minority golfers; (iii) the large numbers of golfers entering their 40s and 50s, the age when most golfers begin to play more often and increase their spending on the sport; (iv) the correspondingly large population of "Echo Boomers," who are beginning to enter their 20s, the age when golfers generally take up the sport; and (v) the rapid evolution of golf club designs and materials.

    The Company recently established a relationship with internationally recognized, professional golfer Nicholas A. Faldo, who currently uses the Tight Lies fairway woods. Mr. Faldo was inducted into the World Golf Hall of Fame in May 1998 and has won more major championships in the 1990s than any other golfer. Pursuant to the terms of the agreement, Mr. Faldo has agreed to, among other things, (i) exclusively endorse the Company's golf clubs and undertake certain other promotional activities on behalf of the Company and (ii) assist in the design and field testing of a new line of golf clubs. In exchange for his services, Mr. Faldo was granted 900,000 shares of Common Stock and is entitled to receive certain minimum royalties. Absent an early termination event, the agreement with Mr. Faldo continues throughout his lifetime. The Company believes that Mr. Faldo's comprehensive knowledge of the game of golf and reputation for technical excellence complement the Company's capabilities and strong brand identity. See "Certain Transactions."

    The Company intends to develop proprietary new technologies and product designs that provide golfers with meaningful performance benefits. Capitalizing on the technical knowledge and expertise gained through the Tight Lies fairway woods, the Company is currently testing prototypes of a potential new driver. This new product is expected to combine the distance of a driver with the playability of a fairway wood. The Company currently expects the new driver to be introduced after the end of fiscal year 1998. The Company is working with Mr. Faldo to design and test this new driver as well as other potential new products.

    The Company's goal is to establish itself as a leading developer of technologically innovative, performance-oriented golf clubs. To achieve this goal the Company intends to (i) build its share of the premium fairway woods market; (ii) leverage the success, performance and reputation of the Tight Lies fairway woods; (iii) expand international sales; and (iv) develop new technologies and product designs.

    The address of the Company's principal executive office is 300 Delaware Avenue, Suite 548, Wilmington, Delaware 19801. The Company's telephone number at this address is (302) 427-5892. Adams' principal manufacturing and management headquarters are located at 2801 East Plano Parkway, Plano, Texas 75074 and its telephone number at this location is (972) 673-9000. The Company's World Wide Web site is located at www.adamsgolf.com. The contents of the Company's Web site shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

Common Stock offered by:
  The Company..........................................  3,750,000 shares
  The Selling Stockholders.............................  2,000,000 shares
    Total Common Stock Offered.........................  5,750,000 shares
Common Stock to be outstanding after the Offering(1)...  22,849,282 shares
Use of net proceeds to the Company.....................  Working capital and general corporate purposes
Nasdaq National Market Symbol..........................  ADGO

------------------------

(1) Excludes 423,666 shares of Common Stock issuable upon the exercise of outstanding stock options at May 31, 1998.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth summary consolidated financial data of the Company and should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                                                THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
  Net sales.................................................  $   1,125  $   3,522  $  36,690  $   1,475  $  24,511
  Gross profit..............................................        369      1,932     26,699        888     18,649
  Operating expenses (excluding stock compensation and bonus
    award)..................................................        613      1,709     15,826        823      9,777
  Stock compensation and bonus award(2).....................     --            214     14,842     --         --
                                                              ---------  ---------  ---------  ---------  ---------
  Operating income (loss)...................................       (244)         9     (3,969)        65      8,872
  Net income (loss).........................................  $    (243) $      13  $  (4,654) $      45  $   5,642
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Income (loss) per common share(3):
    Basic...................................................  $   (0.05) $  --      $   (0.37) $  --      $    0.32
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
    Diluted.................................................  $   (0.05) $  --      $   (0.37) $  --      $    0.31
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Weighted average common shares(3):
    Basic...................................................      4,423     11,238     12,519     11,873     17,662
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
    Diluted.................................................      4,423     11,238     12,519     11,873     18,340
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                                                                                             AT MARCH 31, 1998
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(4)
                                                                                         ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................................................  $     602    $   51,915
  Working capital......................................................................     12,299        63,612
  Total assets.........................................................................     25,793        77,106
  Total debt (including current maturities)............................................      1,135         1,135
  Stockholders' equity.................................................................     14,667        65,980

------------------------

(1) This table excludes summary financial information for the fiscal years ended December 31, 1993 and 1994 because operations in those years were not comparable in size or scope to current operations.

(2) Consists primarily of a stock award to the Company's founder, Chief Executive Officer and President. See "Certain Transactions" and Note 9 of Notes to Consolidated Financial Statements.

(3) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of income (loss) per common share and weighted average common shares outstanding.

(4) Gives effect to the sale of 3,750,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom (based on an assumed initial public offering price of $15 per share). See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING THE FACTORS SET FORTH BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

DEPENDENCE ON NEW PRODUCT INTRODUCTIONS; UNCERTAIN CONSUMER ACCEPTANCE

    During the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, approximately 47.2%, 94.3% and 97.3%, respectively, of the Company's net sales were derived from the sale of Tight Lies fairway woods. Sales of this product line are expected to account for a substantial portion of the Company's net sales for some time. A decline in demand for, or average selling prices of, the Tight Lies line of products would have a material adverse effect on the Company's business, operating results and financial condition. Accordingly, the Company's continued growth and success depend, in large part, on its ability to successfully develop and introduce new products accepted in the marketplace. Historically, a large portion of new golf club technologies and product designs have been met with consumer rejection. No assurance can be given that the new driver currently under development will meet with market acceptance or that the Company will be able to continue to design, manufacture and introduce new products that will meet with market acceptance. Failure by the Company to identify and develop innovative new products that achieve widespread market acceptance would adversely affect the Company's future growth and profitability. Additionally, successful technologies, designs and product concepts are likely to be copied by competitors. Accordingly, the Company's operating results could fluctuate as a result of the amount, timing and market acceptance of new product introductions by the Company or its competitors. The design of new golf clubs is also greatly influenced by the rules and interpretations of the U.S. Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, the Company believes that it is critical for its future success that new clubs introduced by the Company comply with USGA standards. In an effort to anticipate emerging technology while maintaining the fundamental challenge of the game of golf, the USGA has recently announced that it will create a new standard for golf equipment by the year 2000. While this new standard would be set at a level that makes all currently approved clubs legal under the Rules of Golf, the testing methods being used to establish the standard are uncertain, therefore, it may take considerable time to define and promote the standard, which could delay research and development and the subsequent introduction of new products by the Company. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of the Company's products. See "--Historical Dependence on Television Advertising."

LIMITED HISTORY OF PROFITABILITY

    The Company has a limited history of profitability. Although the Company generated net income during the year ended December 31, 1996 and the three months ended March 31, 1998, it has historically experienced net losses from operations. There can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis in the future. The Company's prospects must be considered in light of the significant risks, challenges and difficulties frequently encountered by companies experiencing rapid growth. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive and technological developments, continue to attract, retain and motivate qualified personnel and continue to develop and obtain market acceptance of its products. There can be no assurance that the Company will be successful in addressing these risks and challenges. See "--Dependence on New Product Introductions; Uncertain Consumer Acceptance,"

"--Ability to Manage Growth," "--Highly Competitive Industry," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

    The Company's ability to compete effectively in the golf club market will depend, in large part, on its ability to maintain the proprietary nature of its technologies and products. The Company currently holds six U.S. patents relating to certain of its products and proprietary technologies and has two patent applications pending. Assuming timely payment of maintenance fees, if any, the Company expects that the six currently issued patents will expire on various dates between 2009 and 2013. There can be no assurance, however, as to the degree of protection afforded by these patents or as to the likelihood that patents will be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may lack sufficient breadth to adequately protect the aspects of the Company's products to which the patents relate. The Company does not hold any foreign patents and no foreign patent applications are pending. The U.S. patents held by the Company do not preclude competitors from developing or marketing products similar to the Company's products in international markets.

    There can be no assurance that competitors, many of which have substantially greater resources than the Company and have made substantial investments in competing products, will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. The Company is aware of numerous patents held by third parties that relate to products competitive to the Company's, including products competitive with the Tight Lies fairway woods. There is no assurance that these patents would not be used as a basis to challenge the validity of one or more of the Company's patent rights, to limit the scope of the Company's patent rights or to limit the Company's ability to obtain additional or broader patent rights. A successful challenge to the validity of the Company's patents may adversely affect the Company's competitive position. Moreover, there can be no assurance that such patent holders or other third parties will not claim infringement by the Company with respect to current and future products. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually issue with claims that will be infringed by the Company's products or technologies. The defense and prosecution of patent suits is costly and time-consuming, even if the outcome is favorable. This is particularly true in foreign countries where the expenses associated with such proceedings can be prohibitive. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require the Company to cease selling products or require disputed rights to be licensed from third parties. Such licenses may not be available on satisfactory terms, or at all. The Company also relies on unpatented proprietary technology. Third parties could develop the same or similar technology or otherwise obtain access to the Company's proprietary technology.

    Despite the Company's efforts to protect its patent and other intellectual property rights, unauthorized parties have attempted and are expected to continue to attempt to copy all, or certain aspects of, the Company's products. Policing unauthorized use of the Company's intellectual property rights can be difficult and expensive, and while the Company takes appropriate action whenever it discovers any of its products or designs have been copied, knock-offs and counterfeit products are a persistent problem in the performance-oriented golf club industry. There can be no assurance that the Company's means of protecting its patent and other intellectual property rights will be adequate. See "Business--Patents."

ABILITY TO MANAGE GROWTH

    The Company has recently experienced a period of rapid growth that has resulted in new and increased responsibilities for existing management personnel. Further, the Company has recently employed a number of additional senior management personnel and, accordingly, numerous members of the management team have worked together for only a short time. The Company's growth has placed, and is expected to continue to place, a significant strain on the Company's management and operating and financial systems. To accommodate this recent growth and to compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its workforce. The Company's growth has required increasing amounts of working capital that, to date, have been funded from current operations and available borrowing sources. There can be no assurance that the Company's personnel, systems, procedures, controls and working capital will be adequate to support its existing or future operations. Any failure to implement and improve the Company's operational, financial and management systems, to expand, train, motivate or manage employees or to maintain adequate working capital could have a material adverse effect on the Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Information Systems" and "Management."

DEPENDENCE ON KEY PERSONNEL AND ENDORSEMENTS

    The Company's success depends to a significant extent upon the performance of its senior management team, particularly the Company's founder, Chief Executive Officer and President, B. H. (Barney) Adams. In addition to his direction and supervision of the day-to-day affairs of the Company, Mr. Adams spearheads the Company's product development efforts. The loss or unavailability of Mr. Adams would adversely affect the Company's business and prospects. None of the Company's officers or employees, including Mr. Adams, is bound by an employment agreement and the relationships of such officers and employees are, therefore, at will. The Company has a $2.0 million key man life insurance policy on the life of Mr. Adams; however, there can be no assurance that the proceeds of such policy could adequately compensate the Company for the loss of his services. In addition, there is strong competition for qualified personnel in the golf club industry, and the inability to continue to attract, retain and motivate other key personnel could adversely affect the Company's business, operating results or financial condition.

    The Company has recently entered into an agreement with Nick Faldo, an internationally recognized professional golfer and winner of numerous U.S. and international championships. The agreement provides that Mr. Faldo will provide a variety of services to the Company including endorse certain of the Company's products. This agreement requires the Company to make certain significant payments to Mr. Faldo, whether or not his endorsement results in increased sales of the Company's products. Specifically, Mr. Faldo is entitled to receive a royalty of 5% of the net sales price of all Adams golf clubs (other than certain specialty items for which the royalty equals 10% of the net sales price) sold outside the U.S. throughout the term of the agreement. The agreement provides for a minimum royalty of $1.5 million in 1999 escalating to $4.0 million for the years 2004 through 2008. From 2009 through 2014, the minimum royalty is $1.5 million, as adjusted for changes in the consumer price index. After 2014, the agreement does not provide for a minimum royalty. Commencing with 2009, however, the agreement provides for a maximum royalty of $4.0 million, as adjusted for changes in the consumer price index. Absent an early termination event, the agreement with Mr. Faldo continues throughout his lifetime. The Company believes that the future success of its marketing strategy may be affected by the continued professional success of Mr. Faldo. The inability of the Company to maintain its relationship with Mr. Faldo or the inability of Mr. Faldo to maintain an acceptable level of professional success, could have a material adverse effect on the Company's business, operating results or financial condition. See "Business--Business Strengths," "-- Growth Strategy," "--Marketing" and "Certain Transactions."

HIGHLY COMPETITIVE INDUSTRY

    The market for golf clubs is highly competitive. The Company's competitors include a number of established companies, many of which have greater financial and other resources than the Company. The purchasing decisions of many golfers are often the result of highly subjective preferences, which can be influenced by many factors, including, among others, advertising, media, promotions and product endorsements. The Company could therefore face substantial competition from existing or new competitors that introduce and successfully promote golf clubs that achieve market acceptance. Such competition could result in significant price erosion or increased promotional expenditures, either of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that Adams will be able to compete successfully against current and future sources of competition or that its business, operating results or financial condition will not be adversely affected by increased competition in the markets in which it operates. See "Business--Competition."

HISTORICAL DEPENDENCE ON TELEVISION ADVERTISING

    In April 1997 the Company debuted a 30-minute infomercial concerning the original Tight Lies fairway wood, and, immediately thereafter, sales of this product grew significantly. Although, consistent with the Company's marketing model, the Company has subsequently increased its use of traditional image-based advertising, sales of the Company's products at both the retail and direct response levels have been, and may continue to be, highly dependent on the success of the Company's infomercial. The Company believes that its current television advertising strategy, like other advertising campaigns, will reach a point of diminishing return and will therefore need to be replaced or abandoned. No assurance can be given that an alternative infomercial or other equally effective advertising strategy can be timely developed or that, if developed, such infomercial or alternative strategy will achieve the same level of success as that previously enjoyed by the Company's original infomercial. Further, certain companies have attempted to emulate the Company's marketing strategy. To the extent the Company believes that these additional infomercials may have the effect of diluting the Company's message, the Company may be forced to adopt a new marketing strategy. A decline in effectiveness of the Company's marketing strategy could have a material adverse effect on the Company's business, operating results or financial condition.

SOURCES OF SUPPLY

    The Company relies on a limited number of suppliers for a significant portion of the component parts used in the manufacture of its golf clubs, including the manufacture of its Tight Lies line of fairway woods. The Company could in the future experience shortages of components or periods of increased price pressures, which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, failure to obtain adequate supplies or fulfill customer orders on a timely basis could have a material adverse effect on the Company's business, operating results or financial condition. See "Business--Manufacturing and Assembly."

UNSPECIFIED USE OF PROCEEDS

    Although the Company intends to use the net proceeds of this Offering for working capital and general corporate purposes, including capital expenditures, expansion of the Company's product development efforts, additional advertising and expansion of the Company's international sales efforts, the Company currently has no definite plan for the use of the net proceeds. In addition, the Company may use all or a portion of the net proceeds derived from the Offering for possible acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock in the Offering will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific purposes to which the funds will ultimately be applied. See "--Risks Associated with Acquisitions" and "Use of Proceeds."

RISKS ASSOCIATED WITH ACQUISITIONS

    While the Company has no current agreements or negotiations underway with respect to any acquisition, the Company may make acquisitions of complementary services, technologies, product designs or businesses in the future. There can be no assurance that any future acquisition will be completed or that, if completed, any such acquisition will be effectively assimilated into the Company's business. Acquisitions involve numerous risks, including, among others, loss of key personnel of the acquired company, the difficulty associated with assimilating the personnel and operations of the acquired company, the potential disruption of the Company's ongoing business, the maintenance of uniform standards, controls, procedures and policies, and the impairment of the Company's reputation and relationships with employees and customers. In addition, any future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, operating results or financial condition.

SEASONALITY AND QUARTERLY FLUCTUATIONS; DISCRETIONARY CONSUMER SPENDING

    Golf generally is regarded as a warm weather sport and sales of golf equipment historically have been strongest during the second and third quarters, with the weakest sales occurring during the fourth quarter. In addition, sales of golf clubs are dependent on discretionary consumer spending, which may be affected by general economic conditions. A decrease in consumer spending generally could result in decreased spending on golf equipment, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's future results of operations could be affected by a number of other factors, such as unseasonal weather patterns; demand for and market acceptance of the Company's existing and future products; new product introductions by the Company's competitors; competitive pressures resulting in lower than expected average selling prices; and the volume of orders that are received and that can be fulfilled in a quarter. Any one or more of these factors could result in the Company failing to achieve its expectations as to future sales or net income.

    Because most operating expenses are relatively fixed in the short term, the Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly results of operations. If technological advances by competitors or other competitive factors require the Company to invest significantly greater resources than anticipated in research and development or sales and marketing efforts, the Company's business, operating results or financial condition could be materially adversely affected. Accordingly, the Company believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarter are not indicative of results to be expected for a full fiscal year. As a result of fluctuating operating results or other factors discussed above and below, in certain future quarters the Company's results of operations may be below the expectations of public market analysts or investors. In such event, the market price of the Company's Common Stock would be materially adversely affected. See "--Absence of Public Market for Common Stock and Volatility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CERTAIN RISKS OF CONDUCTING BUSINESS ABROAD

    The Company imports a significant portion of its component parts, including heads, shafts, headcovers and grips, from companies in Taiwan, China and Mexico. In addition, the Company is rapidly increasing its international sales efforts. The Company's international business is currently centered in Canada, Japan and the United Kingdom. The Company intends to focus its international expansion efforts in Japan and the United Kingdom and, to a lesser extent, in South Africa and Australia. The Company's business is subject to the risks generally associated with doing business abroad, such as foreign government regulations, foreign consumer preferences, import and export control, political unrest, disruptions or delays in shipments and changes in economic conditions and exchange rates in countries in which the Company purchases components or sells its products.

CONTROL BY PRINCIPAL STOCKHOLDERS

    Following the closing of the Offering, the Company's existing stockholders, certain of whom are directors, officers or employees of the Company, will own approximately 75% of the outstanding Common Stock without giving effect to any purchases of Common Stock in the Offering by such persons. As a result, the existing stockholders will be in a position to exercise control of matters submitted to the Company's stockholders, including the election of directors. In addition, the Company's founder, Chief Executive Officer and President, B.H. (Barney) Adams, and Royal Holding Company, Inc. ("Royal"), the Company's largest single stockholder, will own approximately 15.6% and 30.4%, respectively of the outstanding Common Stock immediately following the Offering and through their respective stock ownership and positions or representations on the Board of Directors may be able to exercise a controlling influence over the Company. See "Management," "Certain Transactions" and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; ISSUANCE OF ADDITIONAL SHARES

    Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. The Company's directors, officers and certain stockholders, including the Selling Stockholders, holding an aggregate of 18,025,835 shares of Common Stock as of the date of this Prospectus have agreed not to sell, offer, contract to sell, grant any option or right for the sale of or otherwise dispose of any Common Stock or any securities convertible, exercisable or exchangeable into shares of Common Stock, nor any options or right to acquire any shares of Common Stock, including any sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. (the "Lock-up Agreement"). After such time, based upon stock ownership at the date of this Prospectus, approximately 16,199,282 shares of Common Stock will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act.

    In addition, the Company has granted registration rights that will be effective after the Offering to stockholders holding as of the date of this Prospectus an aggregate of 17,797,087 shares of Common Stock. These stockholders have the right, subject to certain conditions, to demand that their stock be registered under the Securities Act on any three occasions commencing generally one year after the date of this Prospectus. The stockholders also have certain additional piggyback registration rights, and subject to certain conditions, may participate in future registrations by the Company of shares of Common Stock under the Securities Act.

    Pursuant to its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company has the authority to issue additional shares of Common Stock. The issuance of such shares could result in the dilution of the voting power of Common Stock purchased in the Offering. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock."

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") contain, among other things, provisions establishing a classified Board of Directors, authorizing shares of preferred stock with respect to which the Board of Directors of the Company has the power to fix the rights, preferences, privileges and restrictions without any further vote or action by the stockholders, requiring that all stockholder action be taken at a stockholders' meeting and establishing certain advance notice requirements in order for stockholder proposals or director nominations to be considered at such meetings. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Such provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in its best interest, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Common Stock. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of the

Common Stock. The Company has not issued, and currently has no plans to issue, shares of preferred stock. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Charter and Bylaw Provisions."

ABSENCE OF PUBLIC MARKET FOR COMMON STOCK AND VOLATILITY

    Prior to the Offering there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters, and may not be indicative of the market price for the Common Stock after the Offering. The market price for shares of the Common Stock may be volatile depending on a number of factors, including business performance, industry dynamics, news announcements or changes in general market conditions. See "Underwriting."

DILUTION

    The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution in net tangible book value per share of $11.99. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" including statements containing the words "believes," "anticipates," "expects" and words of similar import. All statements other than statements of historical fact included in this Prospectus, including without limitation, such statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein, regarding the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus and/or under "Risk Factors." The Company does not intend to update these forward-looking statements.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,750,000 shares of Common Stock offered by the Company hereby, after deducting estimated Offering expenses payable by the Company and the underwriting discounts and commissions, are estimated to be approximately $51.3 million. The principal purposes of the Offering are to provide working capital to fund the Company's long-term growth strategy, to facilitate future access by the Company to the public equity markets, to enhance the Company's ability to use the Common Stock as a means of attracting, retaining and motivating senior managers and professionals and to provide liquidity to its stockholders. The Company intends to use the net proceeds for working capital and general corporate purposes, including capital expenditures, expansion of the Company's product development efforts, additional advertising and expansion of the Company's international sales efforts. In addition, the Company may use all or a portion of the net proceeds from the Offering for possible acquisitions. The Company has no current agreements or specific plans with respect to any acquisition, but will consider acquisition opportunities as they arise. Company management will have broad discretion with respect to the proceeds of this Offering. Pending such uses, the Company intends to invest the net proceeds of this Offering in short-term, interest-bearing, investment-grade securities. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Risk Factors--Unspecified Use of Proceeds," "--Risks Associated with Acquisitions" and "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company has not paid cash dividends in the past and has no present intention of declaring or paying any dividends in the foreseeable future. The Company anticipates that any earnings will be retained for the foreseeable future for use in the operations of the business. Any future determinations as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. The Company's ability to pay dividends is restricted by certain covenants set forth in its Revolving Credit Agreement with NationsBank of Texas, N.A. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                    DILUTION

    At March 31, 1998, the Company's net tangible book value was $14,654,000 or $0.81 per share. Net tangible book value per share represents the amount of the Company's total tangible assets less the Company's total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value after March 31, 1998, other than to give effect to the sale of 3,750,000 shares of Common Stock offered by the Company hereby (after deduction of expenses payable by the Company and estimated underwriting discounts and commissions), the net tangible book value of the Company on March 31, 1998 would have been $65,967,000 or $3.01 per share. This represents an immediate increase in net tangible book value of approximately $2.20 per share to the Company's existing stockholders and an immediate dilution in net tangible book value of $11.99 per share to new investors in the Offering. The following table illustrates this per share dilution:

Assumed public offering price per share......................................             $   15.00
  Net tangible book value per share before the Offering......................  $    0.81
  Increase in net tangible book value per share attributable to new
    investors................................................................       2.20
                                                                               ---------
Net tangible book value per share after the Offering.........................                  3.01
                                                                                          ---------
Dilution per share to new investors..........................................             $   11.99
                                                                                          ---------
                                                                                          ---------

    The following table sets forth, at May 31, 1998, the difference between existing stockholders and the new investors in the Offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid.

                                                           SHARES PURCHASED
                                                           FROM THE COMPANY           TOTAL CONSIDERATION       AVERAGE
                                                       -------------------------  ---------------------------  PRICE PER
                                                          NUMBER       PERCENT        AMOUNT        PERCENT      SHARE
                                                       ------------  -----------  --------------  -----------  ---------
Existing stockholders................................    19,099,282        83.6%  $    4,838,636         7.9%  $    0.25
New investors........................................     3,750,000        16.4       56,250,000        92.1   $   15.00
                                                       ------------       -----   --------------       -----
  Total..............................................    22,849,282       100.0%      61,088,636       100.0%
                                                       ------------       -----   --------------       -----
                                                       ------------       -----   --------------       -----

    The above computations exclude 423,666 shares of Common Stock issuable upon exercise of stock options outstanding at May 31, 1998. At May 31, 1998, an additional 518,000 shares of Common Stock are reserved for issuance under the Company's 1998 Stock Incentive Plan (the "Incentive Plan"). To the extent that any outstanding options are exercised, or additional options are issued, there will be further dilution to new investors in the Offering. See "Management--Benefit Plans," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1998 and as adjusted as of that date to give effect to the sale of 3,750,000 shares of Common Stock by the Company in the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                              AT MARCH 31, 1998
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Cash and cash equivalents.................................................................  $     602   $  51,914
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Note payable--current.....................................................................  $     913   $     913
                                                                                            ---------  -----------
Note payable--non-current.................................................................        222         222
                                                                                            ---------  -----------
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized; none outstanding..........     --          --
  Common stock, $.001 par value, 50,000,000 shares authorized; 18,199,282 shares (actual)
    and 21,949,282 shares (as adjusted) issued(1).........................................         18          22
  Additional paid-in capital..............................................................     16,032      67,341
  Common stock subscription...............................................................       (231)       (231)
  Deferred compensation...................................................................       (981)       (981)
  Accumulated deficit.....................................................................       (171)       (171)
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     14,667      65,980
                                                                                            ---------  -----------
      Total capitalization................................................................  $  14,889   $  66,202
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) Excludes 313,666 shares subject to outstanding options at March 31, 1998.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected financial data at and for the fiscal years ended December 31, 1995, 1996 and 1997 are derived from the Consolidated Financial Statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial information for the three months ended March 31, 1997 and 1998 are derived from unaudited Consolidated Financial Statements of the Company. In the opinion of management, all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations, have been included in such unaudited Consolidated Financial Statements. Results for the three months ended March 31, 1998 may not be indicative of the results expected for the year ended December 31, 1998. The Consolidated Financial Statements at December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and the independent auditors' report are included elsewhere in this Prospectus. The selected financial data should be read in conjunction with the Consolidated Financial Statements, the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere herein.

                                                                                                THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
  Net sales.................................................  $   1,125  $   3,522  $  36,690  $   1,475  $  24,511
  Cost of goods sold........................................        756      1,590      9,991        587      5,862
  Gross profit..............................................        369      1,932     26,699        888     18,649
  Operating expenses (excluding stock compensation and bonus
    award)..................................................        613      1,709     15,826        823      9,777
  Stock compensation and bonus award(2).....................     --            214     14,842     --         --
                                                              ---------  ---------  ---------  ---------  ---------
  Operating income (loss)...................................       (244)         9     (3,969)        65      8,872
  Income (loss) before taxes................................       (243)        13     (4,071)        61      8,773
  Net income (loss).........................................  $    (243) $      13  $  (4,654) $      45  $   5,642
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Income (loss) per common share(3):
    Basic...................................................  $    (.05) $  --      $    (.37) $  --      $     .32
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
    Diluted.................................................  $    (.05) $  --      $    (.37) $  --      $     .31
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Weighted average common shares(3):
    Basic...................................................      4,423     11,238     12,519     11,873     17,662
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
    Diluted.................................................      4,423     11,238     12,519     11,873     18,340
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------


                                                                      AT DECEMBER 31,              AT MARCH 31,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $     243  $     855  $   1,956  $     760  $     602
  Working capital...........................................        575      1,475      6,915      1,558     12,299
  Total assets..............................................        658      2,559     17,360      3,116     25,793
  Total debt (including current maturities).................     --            230     --            479      1,135
  Stockholders' equity......................................        615      1,978      8,325      2,024     14,667

------------------------

(1) This table excludes financial information for the fiscal years ended December 31, 1993 and 1994 because operations in those years were not comparable in size or scope to current operations.

(2) Consists primarily of a stock award to the Company's founder, Chief Executive Officer and President. See "Certain Transactions" and Note 9 of Notes to Consolidated Financial Statements.

(3) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of income (loss) per common share and weighted average common shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following management's discussion and analysis of financial condition and results of operations addresses the performance of the Company for the three months ended March 31, 1997 and 1998, and the years ended December 31, 1995, 1996 and 1997, and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

    Adams designs, manufactures and markets premium quality, technologically innovative golf clubs. Founded in 1987, the Company operated initially as a components supplier and contract manufacturer. Thereafter, the Company established its custom fitting operation which currently services a network of over 100 certified custom fitting accounts. In the fall of 1995, the Company introduced the original Tight Lies fairway wood and, in December 1996, the Company extended the Tight Lies line to include the Tight Lies Strong 3, Strong 5 and Strong 7, with the Tight Lies Strong 9 being introduced in January 1998. Sales of the Tight Lies line of products increased significantly subsequent to the second quarter of 1997 when the Company launched an infomercial relating to the original Tight Lies fairway wood.

    The Company's net sales are primarily derived from sales to on- and off-course golf shops and selected sporting goods retailers and, to a much lesser extent, direct sales to consumers, international distributors and the Company's custom fitting accounts. The Company defines net sales as gross sales less returns. The Company recognizes sales and an allowance for returns is estimated at the time products are shipped. The Company's net sales increased to $36.7 million for 1997 from $1.1 million for 1995 and to $24.5 million for the three months ended March 31, 1998 from $1.5 million for the three months ended March 31, 1997. The Company's net sales are based on orders for immediate delivery and backlog is not, therefore, necessarily indicative of future net sales.

    The Company does not currently manufacture the components required to assemble its golf clubs, relying instead on component suppliers. Costs of the Company's Tight Lies fairway woods consist primarily of component parts, including the head, shaft and grip. To a lesser extent, the Company's cost of goods sold includes labor and occupancy costs in connection with the inspection, testing and assembly of component parts at its facility in Plano, Texas.

    Operating expenses are composed primarily of selling and royalty expenses, general and administrative expenses, and to a lesser extent, research and development expenses. Selling and royalty expenses include advertising and marketing expenses, salaries and commissions, royalties related to the Company's infomercial and independent consulting fees. During the year ended December 31, 1997 and the first three months of 1998, royalties were approximately 6% of net sales of the Company's original Tight Lies fairway wood, excluding international and custom fitting sales. The Company expects royalties to increase as a percentage of net sales as a result of the agreement reached with Nick Faldo. The Company's royalty expenses were $0 and $944,451 for 1996 and 1997, respectively. Beginning May 1, 1998, Mr. Faldo is entitled to receive a royalty equal to 5% of the Company's net sales of golf clubs (other than certain specialty items for which the royalty is 10%) sold outside the U.S. Although, there is no minimum royalty for 1998, Mr. Faldo will be entitled to a minimum royalty in subsequent years. See "Certain Transactions." General and administrative expense includes salaries and benefits for corporate management, accounting, administrative support staff, bad debts, independent consulting and professional services, and office rent and utilities. Expenses associated with research and development efforts include salaries and independent consulting fees.

    The Company was incorporated in Texas in 1987 and reincorporated in Delaware in 1990. The Company completed an internal reorganization in 1997 and now conducts its operations through several direct and indirect wholly-owned subsidiaries, including (i) Adams Golf Holding Corp., a Delaware corporation, which holds limited partnership interests of certain indirect subsidiaries of the Company; (ii) Adams Golf GP Corp., a Delaware corporation, which holds capital stock or limited partnership interests, as applicable, of certain indirect subsidiaries of the Company; (iii) Adams Golf Direct Response, Ltd., a Texas limited partnership, which operates the call-center and advertising activities; (iv) Adams Golf, Ltd., a Texas limited partnership, which operates the golf club design, assembly and sales business; (v) Adams Golf IP, L.P., a Delaware limited partnership, which holds the intellectual property rights of the Company; and (vi) Adams Golf Management Corp., a Delaware corporation, which provides management and consulting services to certain of the Company's indirect subsidiaries.

RESULTS OF OPERATIONS

    The following table sets forth operating results expressed as a percentage of net sales for the periods indicated. Results for any one or more periods are not necessarily indicative of annual results or continuing trends. See "--Quarterly Results and Seasonality," below.

                                                                                                  THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                             -------------------------------  --------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                     1995       1996       1997       1997       1998
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Net sales..................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.........................................       67.2       45.1       27.2       39.8       23.9
                                                             ---------  ---------  ---------  ---------  ---------
  Gross profit.............................................       32.8       54.9       72.8       60.2       76.1
Operating expenses.........................................       54.5       54.6       83.6       55.8       39.9
                                                             ---------  ---------  ---------  ---------  ---------
  Operating income (loss)..................................      (21.7)       0.3      (10.8)       4.4       36.2
Interest expense...........................................     --         --            0.2        0.9     --
Other income (expense).....................................        0.1        0.1       (0.1)       0.6       (0.4)
                                                             ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes........................      (21.6)       0.4      (11.1)       4.1       35.8
                                                             ---------  ---------  ---------  ---------  ---------
Income tax expense.........................................     --         --            1.6        1.1       12.8
Net income (loss)..........................................      (21.6)%       0.4%     (12.7)%       3.0%      23.0%
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    Net sales increased to $24.5 million for the three months ended March 31, 1998 from $1.5 million for the comparable period of 1997, primarily due to the continued market acceptance of the Company's Tight Lies line of fairway woods, and, to a lesser extent, a price increase effective January 1, 1998. Net sales of the Tight Lies line of fairway woods increased to $23.8 million from $1.1 million for the comparable period of 1997, and increased as a percentage of net sales to 97.3% from 75.8%, respectively. Sales of the Tight Lies fairway woods increased subsequent to the Company's introduction of an infomercial marketing its original Tight Lies fairway wood in the second quarter of 1997. Net sales of other product lines for the three months ended March 31, 1998 increased to $0.7 million from $0.4 million for the comparable period of 1997, but decreased as a percentage of net sales to 2.7% from 24.2%, respectively. Net sales of the Company's products outside the U.S. increased to $1.4 million for the three months ended March 31, 1998 from $0.2 million for the three months ended March 31, 1997, but decreased as a percentage of net sales to 5.7% from 11.0%, respectively. The increase in international sales in absolute dollars was due to increased market acceptance of the Tight Lies fairway woods and expanded international marketing efforts in the last half of 1997.

    Gross profit increased to $18.6 million for the three months ended March 31, 1998 from $0.9 million for the comparable period of 1997, and increased as a percentage of net sales to 76.1% from 60.2%, respectively. Gross profit for the three months ended March 31, 1998 was favorably affected by an increased percentage of sales attributable to the higher margin Tight Lies fairway woods and the inherent cost savings associated with buying components in large volumes and assembling them on a substantially increased scale.

    Operating income increased to $8.9 million for the three months ended March 31, 1998 from $65,000 for the comparable period of 1997 due to increased sales. Total operating expenses increased to $9.8 million for the three months ended March 31, 1998 from $0.8 million for the comparable period of 1997, principally as a result of increased selling and advertising costs related to the promotion of the Tight Lies fairway woods and increased administrative costs resulting primarily from the hiring of additional employees and slightly higher occupancy costs. As a percentage of net sales, operating expenses decreased for the three months ended March 31, 1998 to 39.9% from 55.8% for the comparable period of 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Net sales increased to $36.7 million for 1997 from $3.5 million for 1996, primarily due to increased market acceptance of the Company's Tight Lies fairway woods. Net sales of the Tight Lies fairway woods increased to $34.6 million for 1997, from $1.7 million for 1996, and increased as a percentage of net sales to 94.3% from 47.2%, respectively. Net sales of other product lines increased to $2.1 million for 1997 compared to $1.8 million for 1996, but decreased as a percentage of net sales to 5.7% for 1997 from 52.8% for 1996.

    Gross profit increased to $26.7 million for 1997 from $1.9 million for 1996, and increased as a percentage of net sales to 72.8% from 54.9%, respectively. Gross profit for 1997 was favorably affected by an increased percentage of sales attributable to the higher margin Tight Lies fairway woods and the inherent cost savings associated with buying components in large volumes and assembling them on a substantially increased scale.

    The Company experienced operating loss of $4.0 million for 1997 as compared to operating income of $9,000 for 1996. Total operating expenses increased to $30.7 million for 1997 from $1.9 million for 1996. Of the $30.7 million of operating expenses for 1997, $14.8 million, or 48.4%, of expenses related to stock compensation and bonus awards to the Company's founder, Chief Executive Officer and President. See "Certain Transactions" and Note 9 of Notes to Consolidated Financial Statements. The expense recognized in 1996 in conjunction with these awards was $0.2 million, or 11.1% of operating expenses. In 1997, the Company also incurred higher expenses for selling and royalties and provision for bad debts, in each case due principally to increased sales of the Tight Lies fairway woods. General and administrative expenses also increased in 1997 due to the hiring of additional employees, and research and development expenses.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Net sales increased to $3.5 million for 1996 from $1.1 million for 1995, primarily due to the introduction of the original Tight Lies fairway wood in the fall of 1995. Net sales of the original Tight Lies fairway wood increased to $1.7 million for 1996 from $0.1 million for 1995, and increased as a percentage of net sales to 47.2% from 9.6%, respectively. Net sales of other products increased to $1.8 million for 1996 from $1.0 million for 1995, but decreased as a percentage of net sales to 52.8% from 90.4%, respectively. The increase in sales of other products in absolute dollars was due to increased sales of custom fitted golf clubs resulting from an increased number of teaching professionals who became certified Adams Golf club fitters during 1996.

    Gross profit increased to $1.9 million for 1996 from $0.4 million for 1995, and increased as a percentage of net sales to 54.9% from 32.8%, respectively. The increase in gross profit was due to higher sales of the Company's products in 1996, specifically the higher margin original Tight Lies fairway wood.

    Operating income was $9,000 for 1996 compared to an operating loss of $0.2 million for 1995. Total operating expenses increased to $1.9 million for 1996 from $0.6 million for 1995 and remained relatively flat as a percentage of net sales. Of the $1.9 million of operating expenses in 1996, $0.2 million, or 11.1%, of expenses were related to a bonus award to the Company's founder, Chief Executive Officer and President. The Company also incurred additional selling and general and administrative expenses in 1996 as a result of increased sales and hiring additional employees.

QUARTERLY RESULTS AND SEASONALITY


    The following table sets forth certain unaudited quarterly financial operational data for the five most recent quarters. A review in accordance with Statement on Auditing Standards No. 71 has not been performed by the Company's independent certified public accountants on the unaudited information in the table below.


                                                                     QUARTER ENDED
                                      ---------------------------------------------------------------------------
                                                                        SEPT. 30,      DEC. 31,
                                      MARCH 31, 1997   JUNE 30, 1997      1997           1997      MARCH 31, 1998
                                      ---------------  -------------  -------------  ------------  --------------
Net sales...........................     $   1,475       $   3,974      $  14,236     $   17,005     $   24,511
Gross profit........................           888           2,418         10,633         12,759         18,649
Operating income (loss).............            65               4          4,212         (8,250)         8,872
Net income (loss)...................            45              (4)         3,144         (7,839)         5,642

    Golf generally is regarded as a warm weather sport and sales of golf equipment historically have been strongest during the second and third quarters, with the weakest sales occurring during the fourth quarter. Although the Company's rapid growth has offset this trend in recent periods, no assurances can be given that the Company's growth will continue to offset the impact of seasonality, and therefore results for any one or more quarters are not necessarily indicative of annual results or continuing trends. In addition, sales of golf clubs are dependent on discretionary consumer spending, which may be affected by general economic conditions. A decrease in consumer spending generally could result in decreased spending on golf equipment, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's future results of operations could be affected by a number of other factors, such as unseasonal weather patterns; demand for and market acceptance of the Company's existing and future products; new product introductions by the Company's competitors; competitive pressures resulting in lower than expected average selling prices; and the volume of orders that are received and that can be fulfilled in a quarter. Any one or more of these factors could result in the Company failing to achieve its expectations as to future sales or net income.

    Because most operating expenses are relatively fixed in the short term, the Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly results of operations. If technological advances by competitors or other competitive factors require the Company to invest significantly greater resources than anticipated in research and development or sales and marketing efforts, the Company's business, operating results or financial condition could be materially adversely affected. Accordingly, the Company believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarter are not indicative of results to be expected for a full fiscal year. As a result of fluctuating operating results or other factors discussed above and below, in certain future quarters the Company's results of operations may be below the expectations of public market analysts or investors. In such event, the market price of the Company's Common Stock would be materially adversely affected.

STOCK-BASED COMPENSATION

    In December 1997, the Board of Directors of the Company approved a stock compensation award of 2,000,000 shares of Common Stock to the Company's founder, Chief Executive Officer and President. The Company agreed to pay all income taxes due by the officer relating to such stock award and related tax bonus. As a result, compensation expense of approximately $12.5 million was charged to operations in 1997. In addition, this officer notified the Company of his intent to exercise stock options and an additional compensation expense of approximately $2.3 million was recorded in 1997. With respect to certain stock options granted to employees, the Company recorded deferred compensation of $981,000 and $788,000, respectively, in the first and second quarters of 1998. The Company will begin amortizing deferred compensation in the second quarter of 1998 over the vesting period, generally four years. In addition, in connection with its stock grant to Nick Faldo, the Company recorded deferred compensation of $10.1 million in the second quarter of 1998. This amount will be amortized to expense ratably over 10 years beginning in the second quarter of 1998. See "Certain Transactions" and Note 9 of Notes to Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

    Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, as year 2000 approaches, computer systems and applications used by many companies may need to be upgraded to comply with "Year 2000" requirements. The Company relies on its systems in operating and monitoring many significant aspects of its business, including financial systems (such as general ledger, accounts payable, accounts receivable, inventory and order management), customer services, infrastructure and network and telecommunications equipment. The Company also relies directly and indirectly on the systems of external business enterprises such as customers, suppliers, creditors, financial organizations and domestic and international governments. The Company currently estimates that its costs associated with Year 2000 compliance, including any costs associated with the consequences of incomplete or untimely resolution of Year 2000 compliance issues, will not have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company has not exhaustively investigated and does not believe it has fully identified the impact of Year 2000 compliance and has not concluded that it can resolve any issues that may arise in complying with Year 2000 without disruption of its business or without incurring significant expense. In addition, even if the Company's internal systems are not materially affected by Year 2000 compliance issues, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

LIQUIDITY AND CAPITAL RESOURCES

    The Company historically has financed its operations principally through internally generated funds and funds from the private placement of equity securities. Such funds have been supplemented from time to time with short-term borrowings under the Company borrowing facilities. Primarily as a result of tax payments made by the Company in the first quarter of 1998, for the three months ended March 31, 1998 net cash used in operating activities was $1.5 million. Net cash provided by operating activities was $1.1 million for the year ended December 31, 1997.

    Working capital totaled $12.3 million at March 31, 1998 compared to $6.9 million at December 31, 1997. Net trade accounts receivable amounted to $14.7 million at March 31, 1998 compared to $7.7 million at December 31, 1997. The increase was primarily due to increased net sales in the first three months of 1998. Inventory totaled $5.6 million at March 31, 1998 and $4.5 million at December 31, 1997.

    The Company has a $10.0 million revolving credit facility, which expires on December 31, 1998. At May 31, 1998, the Company had no outstanding borrowings under this facility. Borrowings under the Company's revolving credit facility agreement are at interest rates based on the lending bank's general refinance rate of interest or certain LIBOR rates of interest. Obligations under the revolving credit facility loan agreement are collateralized by substantially all of the accounts receivable, inventory and equipment of the Company. See Note 7 of Notes to Consolidated Financial Statements. During the first quarter of 1998, the Company borrowed approximately $1.1 million in the form of a note payable to the Company's founder, Chief Executive Officer and President to be used for working capital purposes. The remaining principal amount of the note ($534,899 at April 30, 1998) is payable in two installments on December 15, 1998 and April 14, 1999 at an interest rate of 5.39%.

    The Company's capital expenditures amounted to $1.7 million, $0.8 million and $0.1 million for the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996, respectively. The Company anticipates making capital expenditures in the ordinary course of business of approximately $6.0 million in the balance of 1998, which includes implementing a customer management information system at an estimated cost of $1.9 million.

    The Company believes that the cash flow from operations, the net proceeds of the Offering and the Company's $10.0 million credit facility will be sufficient to meet operating needs and capital expenditures for at least the next 12 months.

                                    BUSINESS

GENERAL

    Adams designs, manufactures and markets premium quality, technologically innovative golf clubs. The Company's design objective is to produce golf clubs that deliver meaningful performance benefits and inspire player confidence. The Company believes that its most successful product line to date, the Tight Lies fairway woods, meets this objective by providing golfers with the ability to hit the ball from virtually any lie while maximizing distance. The patented Tight Lies fairway woods feature an upright trapezoidal head, a shallow face and a lower center of gravity as compared to conventional fairway woods. Adams has developed a marketing model that integrates direct response and traditional image-based advertising to generate brand awareness and drive retail sales. The complete Tight Lies line of products includes the original, Strong 3, Strong 5, Strong 7 and Strong 9 fairway woods. According to the Golf Market Research Institute, the Tight Lies fairway woods were the top-selling single fairway woods in the U.S. on a unit volume basis during the three months ended March 31, 1998. During this period, the Company achieved a 27% market share of the single fairway woods category.

    The Company's growth strategy is to continue to increase its share of the fairway woods market, leverage consumer acceptance of the Tight Lies brand, expand international sales and develop new technologies and product designs.

GOLF INDUSTRY OVERVIEW

    According to the National Golf Foundation ("NGF"), there are approximately 49 million golfers worldwide, including approximately 25 million in the U.S. In 1997, golfers in the U.S. played an estimated 547 million rounds of golf and, according to the National Sporting Goods Association, are estimated to have spent $5.8 billion on golf equipment, apparel and accessories. Of the 25 million U.S. golfers, about 5.2 million, characterized by the NGF as "avid golfers," play over 25 rounds of golf per year. The Company believes that avid golfers are the first to seek out performance-oriented golf equipment and generally drive golf club product trends.

    In 1997, wholesale sales of golf equipment in the U.S. reached an estimated $2.4 billion. Wholesale sales of golf clubs increased at a compound annual growth rate of approximately 13% over the 5-year period from 1992 to 1997. The Company believes that sales of golf clubs will continue to grow in the future due to a number of factors including:

    INCREASING AVAILABILITY OF GOLF FACILITIES. According to the NGF, approximately 900 new golf courses, the vast majority of which will be available to the public, are expected to open in the U.S. by the year 2000. The Company believes that these additional facilities will make golf more accessible and convenient, leading to a further increase in golf participation rates.

    INCREASING INTEREST FROM NON-TRADITIONAL GOLFERS. The game of golf has become increasingly attractive to segments of the population that have not historically been well-represented among golfers. Most notably, Tiger Woods has made golf more appealing to junior and minority golfers. According to the NGF, the total number of beginning and junior golfers increased by over 40% in 1997 compared to the previous year. In addition, the success of the Ladies Professional Golf Association (the "LPGA") Tour and such female golfers as Annika Sorenstam of Sweden have increased the appeal of the sport to women.

    FAVORABLE POPULATION TRENDS. The Company believes that two population trends are likely to benefit the golf industry over the next several years: (i) the aging of Baby Boomers (those born between 1946 and 1964) and (ii) the emergence of the Echo Boom generation (those born between 1977 and 1995). As golfers age, they tend to play golf more often and spend more money on the sport, particularly in the over-50 age group. Accordingly, because a majority of Baby Boomers are entering their 40s and 50s, the Company expects interest in and spending on golf to increase. Further, because Echo Boomers are beginning to enter their 20s, the age most golfers begin to play the sport, the Company believes they will further increase their participation in and spending on golf.

    NEW PRODUCT INNOVATIONS. In recent years, the golf equipment industry has made significant advances in product designs and technologies to enhance golfers' performance and overall enjoyment of the game. The Company believes that this rapid evolution of golf clubs accelerates the rate at which golfers purchase new or additional clubs.

    GROWTH IN FAIRWAY WOODS. The Company believes that sales of fairway woods are growing for a number of reasons. Fairway woods have proven to be more versatile and dependable than long irons (specifically, the 1-4 irons), which many golfers find inherently difficult to hit. In addition, an increasing number of professional golfers on each of the Professional Golf Association ("PGA"), LPGA, Senior PGA and Nike Tours are carrying multiple fairway woods in competition, thereby validating the use of fairway woods as an accepted substitute for long irons. Finally, changes in course architectures and turf maintenance techniques are placing a premium on shots that fly higher and land softer (I.E., the types of shots typically produced by fairway woods).

COMPANY HISTORY

    Barney Adams founded the Company in 1987. After an initial period of supplying components and performing contract manufacturing, the Company established a custom fitting operation at the Hank Haney Golf Ranch in McKinney, Texas, a well-known teaching and practice facility. As a result of the knowledge and experience gained through custom fitting, Mr. Adams concluded that the greatest difference in skill between a professional golfer and an amateur golfer is the ability to successfully hit the long second shot to the green. Similarly, Alastair Cochran and John Stobbs previously concluded in their book "THE SEARCH FOR THE PERFECT SWING" that the long approach shot affects a player's score more than any other. After a period of further research, development and testing, the Company introduced a patented club head design to assist golfers with this shot. The resulting product, the original Tight Lies fairway wood, incorporates an upright trapezoidal head, a shallow face, a low center of gravity and 16 DEG. of loft to assist the golfer in getting the ball airborne quickly and efficiently from a variety of lies while maximizing distance. In late 1996, Adams extended the Tight Lies line of fairway woods to include the Strong 3, Strong 5 and Strong 7 and, one year later, the Strong 9.

    In an effort to generate maximum exposure and retail sell-through of the original Tight Lies fairway wood, the Company debuted its professionally produced infomercial in April 1997. This 30-minute informational commercial is hosted by veteran golf announcer Jack Whitaker and features former PGA Teacher of the Year Hank Haney, former British Open Champion Bill Rogers and LPGA Hall of Famer Carol Mann. Demand for the Tight Lies fairway woods increased significantly after the introduction of the infomercial. To meet this demand, the Company increased its distribution capacity by expanding its network of on- and off-course golf shops and selected sporting goods retailers.

    The International Network of Golf, an 800-member organization of leading media and golf industry executives, named the original Tight Lies fairway wood the "Breakthrough Product of the Year" in 1996. In addition, the Tight Lies fairway wood received the 1997/98 Certificate of Excellence from the Golf Industry Association. Since the introduction of the original Tight Lies fairway wood in late 1995, more than 50 professionals on the PGA, LPGA and Senior PGA Tours have carried one or more Tight Lies fairway woods in competition, none of whom were then under contract with or paid by the Company.

BUSINESS STRENGTHS

    The Company has developed the following business strengths that it believes provide it with a competitive advantage over many other golf club manufacturers:

    STRENGTH OF THE TIGHT LIES BRAND. The Company believes that it has established a significant presence in the fairway woods market category. According to the Golf Market Research Institute, the Tight Lies fairway woods were the top selling single fairway woods in the U.S. on a unit volume basis during the three months ended March 31, 1998. During this period, the Company achieved a 27% market share of the single fairway woods category. The Company believes that the strength of its brand is further demonstrated by the rapid acceptance of the expanded line of Tight Lies fairway woods. Although at the time the Company only advertised the original Tight Lies fairway wood, sales of the expanded line represented 48.8% of net sales for the three months ended March 31, 1998.

    INNOVATIVE MARKETING MODEL AND STRONG RETAIL DISTRIBUTION. Adams has developed a marketing model that integrates direct response and traditional image-based advertising to generate brand awareness and drive retail sales. For the three months ended March 31, 1998, approximately 79% of the Company's sales occurred at the retail level. To preserve the integrity of its image and reputation, the Company currently limits its distribution to retailers that market premium quality golf equipment and provide a high level of customer service and technical expertise. The Company currently sells its products to on- and off-course golf shops and selected sporting goods retailers. The Company does not sell its products through price sensitive general discount warehouses, department stores or membership clubs. The Company believes its selective retail distribution helps its retailers to maintain profitable margins and maximize sales of Adams products. The Company further believes it is well-positioned to utilize its marketing model and retail distribution for future products.

    RELATIONSHIP WITH NICK FALDO. The Company has recently entered into a relationship with Nick Faldo. Mr. Faldo was inducted into the World Golf Hall of Fame in May 1998 and has won more major championships in the 1990s than any other golfer. In addition to numerous other domestic and international championships, Mr. Faldo has won the Masters three times (1989, 1990 and 1996) and the British Open three times (1987, 1990 and 1992). Mr. Faldo uses the Tight Lies fairway woods in competition and has agreed to work closely with the Company to assist in the design and testing of future golf clubs and other equipment. The Company believes that Mr. Faldo's comprehensive knowledge of the game of golf and reputation for technical excellence complements the Company's capabilities and strong brand identity.

    SALES AND CUSTOMER SERVICE INFRASTRUCTURE. Adams has committed significant resources to developing its sales and customer service infrastructure. Rather than relying on independent sales representatives, as do many other golf equipment companies, Adams maintains an inside sales department that currently consists of 25 employees who are in regular telephone contact with the Company's over 7,000 retailers. These sales representatives are supported by 13 field-based Regional Account Coordinators who maintain personal contact with the Company's retailers nationwide. The Company believes that using and carefully managing its own sales force enables it to significantly reduce selling expenses. Adams also has a separate 30-seat customer call center that provides customer service to retailers and consumers. The majority of the Company's sales and customer service personnel are experienced golfers. The Company believes interaction with its knowledgeable representatives promotes customer satisfaction and helps to strengthen the Adams brand.

    EMPHASIS ON QUALITY. Due in large part to its heritage in custom club fitting, Adams emphasizes quality control and precise adherence to design specifications. The Company has redundant sources of supply for each of the component parts used in the manufacture of its golf clubs and has established a quality assurance program at those manufacturing facilities located in Taiwan and China that are collectively responsible for producing substantially all of the Company's performance club heads. Upon arrival at the Company's manufacturing facilities in Plano, Texas, each component used in the Company's clubs is again checked to ensure consistency with strict design specifications. Components are then sorted to identify variations in characteristics, such as head weight and shaft flexibility, that, although within the specified manufacturing tolerances, may affect club performance. The Company uses its patented variable moment of inertia ("VMI") formula to combine compatible components to produce a consistent swing feel across an entire set of clubs.

GROWTH STRATEGY

    The Company's goal is to establish itself as a leading developer of technologically innovative, performance-oriented golf clubs. The Company's strategy to achieve this goal includes the following elements:

    BUILDING MARKET SHARE IN FAIRWAY WOODS. The Company's first priority is to build its share of the premium fairway woods market. The Company believes it can increase its market share by (i) continuing to build demand using the Company's marketing model; (ii) assisting existing retailers to increase their sales of the Tight Lies fairway woods by maintaining the relatively high margins currently enjoyed by such retailers; and (iii) increasing the number of on- and off-course golf shops and selected sporting goods retailers that distribute the Tight Lies fairway woods.

    LEVERAGING CONSUMER ACCEPTANCE OF TIGHT LIES BRAND. The Company intends to leverage acceptance of the Tight Lies brand to develop and sell additional products, a strategy that has proven effective in marketing the Company's expanded line of Tight Lies fairway woods. For the three months ended March 31, 1998, sales of the expanded line of Tight Lies fairway woods exceeded sales of the original club. The Company believes that the success and performance of its Tight Lies fairway woods have earned Adams a reputation as a manufacturer of technologically innovative, performance-oriented golf clubs among its customers and avid golfers. The Company further believes that it will be able to efficiently introduce new products to this customer base through its recent investments in infrastructure, thereby generating sales and receiving valuable product feedback.

    EXPANDING INTERNATIONAL SALES. Until recently, the Company has focused on developing sales domestically. For the year ended December 31, 1997 and the three months ended March 31, 1998, approximately 2% and 6%, respectively, of the Company's net sales were derived from international sales. Accordingly, the Company's sales to date have been achieved without significant contribution from international markets. Beginning in late 1997, the Company began leveraging its domestic strength to attract qualified international distributors. The Company currently has a network of 33 distributors located in 39 countries including Canada, Japan and the United Kingdom and expects to continue to build its international distribution. Toward this end, the Company has recently hired a Director of International Sales who has significant international golf equipment sales experience. Additionally, the Company believes that Nick Faldo's worldwide reputation will help drive international demand for the Company's products.

    DEVELOPING NEW TECHNOLOGIES AND PRODUCT DESIGNS. The Company engages continuously in the process of developing new technologies and product designs that, when incorporated into golf clubs, are expected to provide golfers with meaningful performance benefits. Capitalizing on the technical knowledge and expertise gained through the Tight Lies fairway woods, the Company is currently testing prototypes of a potential new driver. This new product is expected to combine the distance of a driver with the playability of a fairway wood. The Company currently expects the new driver to be introduced after the end of fiscal year 1998. The Company is working with Mr. Faldo to design and test this new driver as well as other potential new products. To the extent that any new technology or product design can be developed to the point of commercial viability, the Company intends to introduce such technology or design into a single product and, if the product is well received by consumers, develop a broader product line around the core club category. The Company believes that the affiliation, endorsement and support of Nick Faldo will provide important credibility in the development and marketing of new technologies and product designs.

    The Company's continued growth and success depend, in large part, on its ability to successfully develop and introduce new products that achieve widespread market acceptance. Failure by the Company to identify and develop innovative new technologies and product designs could adversely affect the Company's future growth and profitability. See "Risk Factors--Dependence on New Product Introductions; Uncertain Consumer Acceptance."

PRODUCTS

    The Company currently offers the following products:

    ORIGINAL TIGHT LIES FAIRWAY WOOD. The original Tight Lies fairway wood has an innovative upright trapezoidal or "upside down" head shape that incorporates a distinctive shallow face, a low center of gravity and 16 DEG. of loft. The Company believes that this club is ideal for getting the ball airborne quickly and efficiently with optimum spin to maximize distance from the critical scoring area of 185 to 225 yards from the green. The Company further believes that the Tight Lies fairway woods are particularly effective from virtually any lie on the course including the rough, hard pan, fairway bunkers and divots.

    EXPANDED LINE OF TIGHT LIES FAIRWAY WOODS. In late 1996, based on initial consumer acceptance of the original Tight Lies fairway wood, the Company expanded its line to include the Tight Lies Strong 3 (13 DEG. loft), the Tight Lies Strong 5 (19 DEG. loft) and the Tight Lies Strong 7 (24 DEG. loft). In January 1998, the Company expanded the line again to include the Tight Lies Strong 9 (28 DEG. loft). The expanded line of Tight Lies fairway woods incorporates the same design innovations as the original club while providing golfers with increased flexibility to play these clubs from different distances on the course. For the three months ended March 31, 1998, sales of the expanded line of Tight Lies fairway woods exceeded sales of the original club.

    OTHER CLUB LINES. The Company's other clubs include the Air Assault Driver and the Assault-VMI irons. The Air Assault Driver was the Company's first product to incorporate the patented upright trapezoidal head. The Company's Assault-VMI irons are perimeter-weighted, cavity-backed, slightly offset irons which incorporate the Company's patented VMI design formula producing consistent swing feel across an entire set of clubs. The Company markets the Assault-VMI irons to professional and avid golfers exclusively through its network of over 100 certified custom fitting accounts. The Company believes that its custom fitting activities provide Adams with an in-depth understanding of golf club design and credibility in the golf industry.

    Each golf club manufactured by the Company is available in a variety of shaft lengths and flexes to accommodate both men and women golfers of all ages and ability levels. In addition, once a club has received a certain degree of market acceptance, the Company has historically introduced a left-handed model. Currently, the Company offers each of its golf clubs in a left-handed model, with the exception of the recently introduced Tight Lies Strong 9.

    The following table indicates the percentage of net sales in each major product group for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998. Historical percentages may not be indicative of the Company's future product mix.

                    PERCENTAGE OF NET SALES BY PRODUCT GROUP

                                                              YEAR ENDED DECEMBER 31,           THREE MONTHS
                                                        ------------------------------------   ENDED MARCH 31,
PRODUCT GROUP                                                 1996               1997               1998
------------------------------------------------------  -----------------  -----------------  -----------------
Original Tight Lies...................................           45.6%              55.9%              48.5%
3, 5, 7 and 9 Tight Lies..............................            1.6               38.4               48.8
Other Club Lines......................................           52.8                5.7                2.7
                                                                -----              -----              -----
  Total...............................................          100.0%             100.0%             100.0%
                                                                -----              -----              -----
                                                                -----              -----              -----

    The Company supports each of its products with a two-year warranty. The warranty provides for repair or replacement of the golf club, except in the case of abuse. The Company has not experienced material amounts of breakage with respect to its golf clubs.

DESIGN AND DEVELOPMENT

    The Company's design and development team is responsible for developing, testing and introducing new technologies and product designs. This team is currently spearheaded by Barney Adams, the founder of the Company and inventor of the Tight Lies fairway wood; Richard H. Murtland, Vice President-- Research and Development; Mr. Nick Faldo and, independent consultants, Robert R. Bush and Dr. Michael M. Carroll. Mr. Bush has over 30 years of experience in golf club development, most notably, as Director of Technical Services for True Temper Sports, a leading shaft manufacturer, where from 1966 to 1993, he was responsible for testing all golf club shafts. Mr. Bush was instrumental in the development of "Iron Byron," the industry standard for the mechanical testing of golf clubs and balls. Mr. Bush is currently a member of the Technical Advisory Panel for GOLF DIGEST. Dr. Michael M. Carroll is Dean of the George R. Brown School of Engineering at Rice University in Houston, Texas. Dr. Carroll holds doctorate degrees in both physics and mathematics and is an avid golfer. Dr. Carroll has worked with the Adams design and development team since April 1, 1998 and is responsible for the scientific analysis of each new product under development by the Company.

    The design and development team engages in a five-step process to create new products.

    CONCEPT DEVELOPMENT. During concept development, Adams' design and development team identifies specific desirable ball flight objectives. In addition, the Company considers new ideas from professional golfers, inventors, distributors and others. The Company expects that Nick Faldo will play a significant role in future concept development.

    DESIGN SPECIFICATIONS. The Company's product design and development team determines design specifications for the club, including shaft length, flex and weight, head design, loft and overall club weight. Throughout the design specifications process, the Company refers to and incorporates the golf equipment standards developed by the USGA. Although the standards set by the USGA only apply to competitive events sanctioned by that organization, the Company believes it is critical for new clubs to comply with these standards. At this time, the product design and development team also determines the optimal materials to use in the club. The Company will not use higher cost materials, such as titanium or other alloys, unless such expensive materials provide meaningful performance benefits. This stage of product development typically takes 6 to 8 weeks after a concept has been clearly identified.

    PATENT REVIEW. The Company considers patent protection for its technologies and product designs to be an important part of its development strategy. The Company and its patent attorneys conduct a search of prior art and existing products to determine whether a new product idea may be covered by an existing patent. Patent review, depending upon the complexity and novelty of the design involved, generally requires between 3 to 18 months to complete, however, this stage of product development typically occurs in conjunction with one or more of the other steps.

    PRODUCT DESIGN AND ENGINEERING REVIEW. If a product concept continues past the patent review stage, the Company translates design parameters into working designs. When appropriate, these designs are modeled and developed using computer aided design technologies and subjected to rigorous engineering review to validate the effectiveness of the technology or design. Dr. Carroll is expected to play a key role in this stage of product development. The Company estimates that it will take between 4 to 6 months to successfully complete product design and engineering review.

    TESTING. Once a specific design has been decided upon, the Company creates and tests one or more prototypes. The Company has a testing facility at the Hank Haney Golf Ranch in McKinney, Texas. As part of the testing process, the Company records, analyzes and interprets data associated with each prototype including ball flight, distance, spin and accuracy. Using feedback from these tests, the Company modifies its designs to achieve its performance objective. Additionally, the Company applies for official USGA approval of the resulting club at this time. Upon approval of a new product from the USGA, it becomes considered for commercial release. The Company believes that in order to properly field test a new product, it must expect between 4 to 6 months of additional development time.

    The Company's research and development expenses were $18,516, $51,101 and $557,513 during 1995, 1996 and 1997, respectively.

MARKETING

    The goals of the Company's marketing efforts are to build its brand identity and drive sales through its retail distribution channel. To accomplish these goals, Adams utilizes direct response and traditional image-based advertising, engages in promotional activities and capitalizes on its relationship with Nick Faldo and other well known golf figures.

    ADVERTISING. The Company uses a combination of direct response and traditional image-based advertising.

    - DIRECT RESPONSE ADVERTISING. The Company intends to continue to build brand awareness and stimulate product demand through its direct response advertising, which includes a variety of mediums including television, radio, print and direct mail. Direct response advertising, in which consumers may order products directly from the Company by calling a toll-free telephone number, provides a cost-effective vehicle enabling Adams to communicate a compelling product story and build brand recognition. The Company's direct response advertising serves to introduce the Company's products to consumers, many of whom will subsequently purchase Adams clubs directly from the Company's retailers. In April 1997, Adams debuted a 30-minute Tight Lies infomercial, which has contributed significantly to the Company's recent growth. This infomercial received the award for "Best Infomercial Demonstration Show" from the National Infomercial Marketing Association in September 1997. The Tight Lies infomercial routinely runs on The Golf Channel, regional sports stations, national networks and local, market-specific broadcast stations. In addition, the Company utilizes 30- and 60-second direct response television commercials as well as radio advertising. The Company advertises regularly in major golf and industry publications, general consumer magazines and local newspapers nationwide. These include GOLF DIGEST, GOLF MAGAZINE, SPORTS ILLUSTRATED, THE WALL STREET JOURNAL and USA TODAY. Finally, the Company engages in regularly scheduled direct mail advertising campaigns.

    - TRADITIONAL IMAGE-BASED ADVERTISING. The Company's direct response sales revenue has enabled Adams to broaden its advertising efforts to include traditional image-based advertising. This advertising includes a series of 30-second commercials which run during major golf tournaments and golf related programs; newspaper, magazine and radio ad campaigns; sponsorship of selected golf tournaments; exclusive sponsorship of The Golf Channel's weekly instructional program, "LIVING ROOM LESSONS" and a recently updated and professionally redesigned web site located at www.adamsgolf.com.

    The Company has received extensive editorial coverage in golf, consumer and trade publications as well as general consumer magazines and newspapers worldwide.

    PROMOTIONAL ACTIVITIES. The Company engages in a variety of promotional activities to sell and market its products. Such activities include (i) consumer sweepstakes like the Company's "Ramble in the Bramble," where the winner will receive an all expense paid, luxury tour for two of Scotland's most legendary golf courses; (ii) promotional giveaways with certain purchases, including items such as instructional videos and audio tapes; and (iii) promotional campaigns like the "90-Day Challenge," in which the Company advertises its 90-day return policy.

    RELATIONSHIP WITH NICK FALDO AND OTHERS. The Company has recently formed a lifetime relationship with Nick Faldo, an internationally recognized professional golfer and winner of numerous U.S. and international championships, including three Masters (1989, 1990 and 1996) and three British Opens (1987, 1990 and 1992). Mr. Faldo led the Official World Golf Ranking for 81 weeks during 1993 and 1994. Mr. Faldo also has made the most Ryder Cup appearances in the history of golf. Adams expects Nick Faldo to be actively and directly involved in the design, testing and development of new technologies and products. Mr. Faldo is noted for his precise play as a golfer and his reputation as a perfectionist. The Company believes that by aligning itself with Mr. Faldo, it can further promote the Adams brand, while at the same time demonstrating the Company's ability to deliver golf clubs that satisfy the specific and demanding requirements of tour professionals.

    The Company has also obtained endorsements from Hank Haney, Bill Rogers and Carol Mann. Mr. Haney was named the 1993 PGA Teacher of the Year and is a five-time recipient of the Northern Texas Section PGA Teacher of the Year Award. Mr. Haney has instructed over 100 touring professionals from the PGA, LPGA, European, Japanese and Asian Tours along with several top rated junior golfers. Mr. Haney is a member of the advisory staff for GOLF DIGEST. Mr. Rogers won the British Open championship in 1981 and was the 1981 PGA Player of the Year. Ms. Mann is a member of the LPGA Hall of Fame.

SALES AND CUSTOMER SUPPORT

    The Company sells its products through on- and off-course golf shops and selected sporting goods retailers, direct sales to consumers, international distributors and the Company's custom fitting accounts.

    SALES TO RETAILERS. The Company sells a significant majority of its products to selected retailers. To maintain its high quality reputation and generate retailer loyalty, the Company does not sell its products through price sensitive general discount warehouses, department stores or membership clubs. The Company believes its selective retail distribution strategy helps its retailers to maintain profitable margins and maximize sales of Adams products. In the three months ended March 31, 1998, sales to retailers accounted for approximately 79% of the Company's total sales.

    Adams maintains an inside sales department that currently consists of 25 employees who are in regular contact with the Company's over 7,000 retailers. These sales representatives are supported by 13 field-based Regional Account Coordinators who maintain personal contact with the Company's retailers nationwide. The Company generally has been successful in delivering product to its retailers within one week of a placed order. The Company believes its prompt delivery of products enables its retail accounts to maintain smaller quantities of inventory than may be required with other golf equipment manufacturers.

    CUSTOMER SUPPORT AND DIRECT SALES. Adams believes that superior customer service can significantly enhance its marketing efforts. Accordingly, the Company maintains an in-house customer call center whose representatives provide technical assistance to Adams' customers and field calls resulting from the Company's direct response advertising. The Company also outsources a portion of its call center activities. The Company provides its staff with computerized access to its retailer database enabling call center representatives to guide consumers to their nearest Adams retailer.

    INTERNATIONAL SALES. International sales are made in 39 countries (including Japan, Canada and the United Kingdom) through approximately 33 independent distributors. The international distributors sell to retailers for end sale to the consumer. International sales have increased from $0.6 million for 1996 to $0.9 million for 1997 and $0.2 million for the first three months of 1997 to $1.4 million for the first three months of 1998. The Company recently expanded its international sales staff to include a Director of International Sales to identify, develop, engage and support the Company's worldwide distributor base.

    CUSTOM FITTING SALES. The Company employs six sales representatives who manage the Company's custom fitting sales and support division and administer Adams' custom fitting training program for golf professionals. Adams' custom fitting training program has received PGA certification and provides continuing education credits for PGA Member Professionals. Since 1992, the Company has certified in excess of 300 golf professionals to custom fit its Assault-VMI irons, which are sold exclusively through its over 100 custom fitting accounts. Custom fitters measure data relating to swing and ball flight characteristics. Based on the interpretation of the data, a set of clubs is manufactured that is specifically tailored to that golfer.

    The majority of the Company's sales and customer service personnel are experienced golfers, including a number of former collegiate and professional golfers. Further, each of the Company's new employees attends an 8-hour, in-house seminar which provides training on club specifications, performance, design and manufacturing. Adams believes interaction with its knowledgeable representatives promotes customer satisfaction and helps to strengthen the Adams brand image.

MANUFACTURING AND ASSEMBLY

    The Company manages all stages of manufacturing, from sourcing to assembly, in order to maintain a high level of product quality and consistency. The Company establishes product specifications, selects the materials used to produce the components and tests the specifications of all components received by the Company. In addition, the Company has redundant sources of supply for each of the component parts used in the manufacture of its golf clubs and has established a quality assurance program at those manufacturing facilities located in Taiwan and China that are collectively responsible for producing substantially all of the Company's performance club heads. Upon arrival at the Company's manufacturing facilities in Plano, Texas, each component used in the Company's clubs is again checked to ensure consistency with strict design specifications. Components are then sorted to identify variations in characteristics, such as head weight and shaft flexibility, that, although within the specified range, may affect club performance. Golf clubs are then built by the Company's manufacturing personnel using the appropriate component parts and the Company's patented VMI technology. See "Risk Factors--Sources of Supply."

PATENTS

    The Company's ability to compete effectively in the golf club market will depend, in large part, on the ability of the Company to maintain the proprietary nature of its technologies and products. The Company currently holds six U.S. patents relating to certain of its products and proprietary technologies and has two patent applications pending. Assuming timely payment of maintenance fees, if any, the Company expects that the six currently issued patents will expire on various dates between 2009 and 2013. The Company has been awarded patents with respect to the design of the Tight Lies fairway wood and the VMI design formula. There can be no assurance, however, as to the degree of protection afforded by these or any other patents held by the Company or as to the likelihood that patents will be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may lack sufficient breadth to adequately protect the aspects of the Company's products to which the patents relate. The Company does not hold any foreign patents and no foreign patent applications are pending. The U.S. patents held by the Company do not preclude competitors from developing or marketing products similar to the Company's products in international markets.

    There can be no assurance that competitors, many of which have substantially greater resources than the Company and have made substantial investments in competing products, will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. The Company is aware of numerous patents held by third parties that relate to products competitive to the Company's, including products competitive with the Tight Lies fairway woods. There is no assurance that these patents would not be used as a basis to challenge the validity of the Company's patent rights, to limit the scope of the Company's patent rights or to limit the Company's ability to obtain additional or broader patent rights. A successful challenge to the validity of the Company's patents may adversely affect the Company's competitive position. Moreover, there can be no assurance that such patent holders or other third parties will not claim infringement by the Company with respect to current and future products. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually issue with claims that will be infringed by the Company's products or technologies. The defense and prosecution of patent suits is costly and time-consuming, even if the outcome is favorable. This is particularly true in foreign countries where the expenses associated with such proceedings can be prohibitive. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require the Company and others to cease selling products or require disputed rights to be licensed from third parties. Such licenses may not be available on satisfactory terms, or at all.

    Despite the Company's efforts to protect its patent and other intellectual property rights, unauthorized parties have attempted and are expected to continue to attempt to copy all, or certain aspects of, the Company's products. Policing unauthorized use of the Company's intellectual property rights can be difficult and expensive, and while the Company takes appropriate action whenever it discovers any of its products or designs have been copied, knock-offs and counterfeit products are a persistent problem in the performance-oriented golf club industry. There can be no assurance that the Company's means of protecting its patent and other intellectual property rights will be adequate.

INFORMATION SYSTEMS

    The Company believes that a comprehensive and integrated infrastructure of information technology, systems and services is a significant factor in maintaining and improving its competitive position. Systems in place, including order fulfillment and distribution, financial and decision support and operational planning, have supported the growth of the Company to date. The Company is aggressively enhancing its current capabilities to meet the demands of the Company's growth. Special emphasis is being placed on systems for customer management, supply chain management and business analysis and planning. The Company believes that its current and enhanced computer systems, along with normal upgrades and extensions, will be sufficient to accommodate the Company's anticipated growth of sales and planned expansion for the foreseeable future. There can be no assurance that any upgrades of its information systems will be completed in a timely manner, that any such upgrades will be adequate to meet the needs of the Company or that these upgrades will not strain the Company's financial resources.

COMPETITION

    The Company competes with a number of established golf club manufacturers, many of which have greater financial and other resources than the Company. Adams' competitors include Callaway Golf Company, adidas-Salomon AG (Taylor
Made) and Fortune Brands, Inc. (Titleist and Cobra). The

Company competes primarily on the basis of performance, brand name recognition, quality and price. The Company believes that its ability to market its products through multiple distribution channels, including on- and off-course golf shops, selected sporting goods retailers and through direct response advertising, is important to its ability to compete.

    The golf club industry is generally characterized by rapid and widespread imitation of popular technologies, designs and product concepts. Due to the success of the Tight Lies fairway woods, the Company expects that one or more competitors may introduce products similar to the Tight Lies fairway woods. The buying decisions of many purchasers of golf clubs are often the result of highly subjective preferences which can be influenced by many factors, including, among others, advertising media, promotions and product endorsements. The Company may face competition from manufacturers introducing other new or innovative products or successfully promoting golf clubs that achieve market acceptance. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and the Company's image and could have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors--Dependence on New Product Introductions; Uncertain Consumer Acceptance" "--Highly Competitive Industry" and "--Historical Dependence on Television Advertising."

EMPLOYEES

    At May 31, 1998, the Company had 264 full-time employees, including 113 engaged in manufacturing and assembly, 26 in research and development and quality control, 86 in sales support and 39 in management and administration. Adams' employees are not unionized. Management believes its relations with its employees are good.

PROPERTIES

    The Company's administrative offices and manufacturing facilities currently occupy approximately 65,000 square feet of space in Plano, Texas. This facility is leased by the Company pursuant to a lease agreement expiring in 2004 and may be extended for an additional five years. The Company maintains the right to terminate the lease if it moves to a larger facility owned by the current lessor. The Company has also leased an additional 33,000 square feet of space and expects to take possession of the additional space before July 31, 1998 pursuant to the terms of a lease also expiring in 2004. The Company believes that these facilities will be sufficient through at least the end of 1999.

LEGAL PROCEEDINGS

    The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of the Company, as of May 31, 1998:

NAME                               AGE                              POSITION(S) HELD
-----------------------------      ---      ----------------------------------------------------------------

B. H. (Barney) Adams.........          59   Chairman of the Board, Chief Executive Officer and President

Darl P. Hatfield.............          51   Senior Vice President--Finance and Administration and Chief
                                              Financial Officer

Richard H. Murtland..........          57   Vice President--Research and Development, Secretary, Treasurer
                                              and Director

James E. Farrell.............          39   Vice President--Finance

Mark D. Gonsalves............          38   Vice President--Sales and Marketing, Retail

Steven P. Sanazaro...........          50   Vice President--Information Technology

Paul F. Brown, Jr............          51   Director

Roland E. Casati.............          67   Director

Finis F. Conner..............          54   Director

Mark R. Mulvoy...............          56   Director

Stephen R. Patchin...........          39   Director

    The Company's Certificate of Incorporation was amended and restated effective May 1, 1998 to provide, among other things, that the Board of Directors be divided into three classes, each of whose members serve for staggered three-year terms. Commencing with the 1999 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. Messrs. Conner and Patchin are members of Class I, the term of which expires at the 1999 Annual Meeting of Stockholders, Messrs. Murtland and Casati are members of Class II, the term of which expires at the 2000 Annual Meeting of Stockholders and Messrs. Adams, Brown and Mulvoy are members of Class III, the term of which expires at the 2001 Annual Meeting of Stockholders. See "Description of Capital Stock--Delaware Law and Certain Charter and Bylaw Provisions."

    The number of members of the Board of Directors of the Company is currently fixed at nine and, as a result, the Board presently has two vacancies. The Company intends to fill these vacancies as soon as practicable after the completion of the Offering. Under the terms of the agreement between the Company and Nick Faldo, the Company has agreed that, for so long as royalties remain payable to Mr. Faldo, it will use commercially reasonable efforts to cause a designee of Mr. Faldo to be nominated for, and elected to, the Board. As of the date of this Prospectus, Mr. Faldo has not notified the Company of his designee to the Board.

    Certain additional information concerning the directors and executive officers is set forth below.

    B. H. (BARNEY) ADAMS. Mr. Adams founded the Company in 1987 and has served as Chairman of the Board, Chief Executive Officer and President since that time. Mr. Adams is the inventor of the Tight Lies fairway wood. Prior to founding the Company, Mr. Adams served as President of Intertest, Inc. (a manufacturer of semiconductor testing equipment), Senior Vice President of Margaux Controls, Inc. (a manufacturer of energy control systems) and Executive Vice President of Maytex Manufacturing Co., Inc. (a manufacturer of store fixtures). Mr. Adams has authored several magazine articles concerning the technical aspects of golf equipment and is a frequent PGA section speaker.

    DARL P. HATFIELD. Mr. Hatfield joined the Company as Senior Vice President--Finance and Administration and Chief Financial Officer in May 1998. Prior to joining the Company, Mr. Hatfield was a partner with KPMG Peat Marwick LLP ("KPMG") from July 1977 to April 1998. Mr. Hatfield has 30 years of experience in accounting and auditing and is a Certified Public Accountant.

    RICHARD H. MURTLAND. Mr. Murtland joined the Company in 1994 as Vice President--Operations and has been a director of the Company since August 1995. He became Vice President--Research and Development in April 1998. Mr. Murtland has approximately 30 years of experience in operations and engineering, most recently serving as Project Manager with ARCO International Oil and Gas Company (an international oil exploration and production company) from June 1976 to March 1994.

    JAMES E. FARRELL. Mr. Farrell joined the Company as Vice President--Finance in September 1997. From June 1995 to September 1997, Mr. Farrell served as a Manager for The Pittson Company (a diversified holding company), where he was responsible for financial review and re-engineering in the security services and air freight divisions. From May 1994 to June 1995, Mr. Farrell was employed by ADT Security Systems, Inc. as a Manager of Planning and Marketing. Prior thereto, he served as Director of Accounting for Brinks Home Security, Inc. from September 1986 to December 1993. Mr. Farrell has over 15 years of business experience and is a Certified Public Accountant.

    MARK D. GONSALVES. Mr. Gonsalves joined the Company in July 1995 as Vice President--Sales and Marketing and now serves as Vice President--Sales and Marketing, Retail. Prior to joining the Company, Mr. Gonsalves was President and Chief Executive Officer of In-Sync Sport International, Inc. (a sports psychology company founded by Mr. Gonsalves) from January 1992 to July 1995. He was a professional golfer from 1990 to 1992. Mr. Gonsalves has 16 years of sales and marketing experience.

    STEVEN P. SANAZARO. Mr. Sanazaro joined the Company as Vice President--Information Technology in January 1998. Prior to joining Adams, Mr. Sanazaro served as Director, Information Technology for Sprint Corporation from June 1987 to November 1992, as Vice President, Information Technology for Pepsico, Inc. from May 1996 to January 1998 and as Vice President, Research and Development and Chief Technology Officer for Harbinger Corporation (a supplier of electronic commerce software and network services) from August 1993 to May 1996. Mr. Sanazaro has approximately 30 years of business technology experience.

    PAUL F. BROWN, JR. Mr. Brown became a director of the Company in August 1995. Mr. Brown has been Vice President--Finance and Chief Financial Officer of Royal (a holding company with diversified interests) since 1990. Mr. Brown has 29 years of experience in accounting, auditing, and finance and is a Certified Public Accountant.

    ROLAND E. CASATI. Mr. Casati became a director of the Company in November 1995. Mr. Casati has been Chairman of the Board of Continental Offices, Ltd. for over five years. Continental Offices, Ltd. is engaged in the development of residential and commercial real estate and diversified personal investments. Mr. Casati is a director of Zeigler Coal Holding Co. (one of the largest coal producers in the U.S.) and Virtual Visits, Inc. (a company engaged in the design of Internet web sites for the promotion of golf products).

    FINIS F. CONNER. Mr. Conner became a director of the Company in October 1996. From 1985 to February 1996, Mr. Conner was Chairman of the Board and Chief Executive Officer of Conner Peripherals, Inc. (a manufacturer of disk drives for personal computers founded by Mr. Conner in 1986) which, in February 1996, merged with Seagate Technology, Inc. ("Seagate") (a publicly traded manufacturer of computer components co-founded by Mr. Conner in 1979). Mr. Conner served as Vice-Chairman of Seagate from 1979 to 1985. Since February 1996, Mr. Conner has been a principal of the Conner Group, an independent consulting organization, and Chairman of the Board of Virtual Visits, Inc. Mr. Conner is also a director of Box Hill Systems Corp., a manufacturer of high performance data storage systems.

    MARK R. MULVOY. Mr. Mulvoy became a director of the Company in April 1998. Mr. Mulvoy is a retired executive of Sports Illustrated magazine, where he was employed from 1965 to 1998. Mr. Mulvoy was Managing Editor of Sports Illustrated from 1984 through 1996 and Publisher from 1990 to 1992.

Mr. Mulvoy has written 12 books including "GOLF - THE PASSION AND THE CHALLENGE." He is also a director of Tosco Corporation (the largest independent refiner and marketer of petroleum products in the U.S.).

    STEPHEN R. PATCHIN. Mr. Patchin became a director in October 1993. He has been President and Chief Executive Officer of Royal Oil and Gas Corp., an oil and gas exploration and production company and wholly owned subsidiary of Royal, since June 1985 and President and Chief Executive Officer of Royal since February 1990.

    Executive officers of the Company are elected by and serve at the discretion of the Board of Directors.

KEY MANAGEMENT EMPLOYEES

    The following table sets forth certain information with respect to certain additional key management employees of the Company.

NAME                                 AGE                             POSITION(S) HELD
-------------------------------      ---      --------------------------------------------------------------

Walter G. DeVault..............          47   Director of Customer Service and Consumer Sales

Cindy A. Herington.............          36   Director of Advertising and Direct Response Marketing

Christopher K. Beebe IV........          41   Director of International Sales

    Certain additional information concerning these individuals is set forth below.

    WALTER G. DEVAULT. Mr. DeVault joined the Company as Director of Customer Service and Consumer Sales in February 1998. He has worked in the home security industry for the last eight years. Mr. DeVault served as Director of Sales for X-Truder, Inc. (a home security company) from February 1992 to July 1994 and as National Sales Director for Brink's Home Security, Inc. from August 1994 to February 1998. Mr. DeVault has over 25 years of sales and sales management experience.

    CINDY A. HERINGTON. Ms. Herington joined the Company as Director of Special Projects in May 1997. Ms. Herington became Director of Advertising and Direct Response Marketing in April 1998. Prior to joining the Company, Ms. Herington had been employed from August 1987 to May 1997 by The Neiman Marcus Group, Inc. in a variety of sales management positions. Ms. Herington is the daughter of Mr. Adams, the Company's Chairman of the Board, Chief Executive Officer and President.

    CHRISTOPHER K. BEEBE IV. Mr. Beebe joined the Company as Director of International Sales in March 1998. He has been involved with international sales for the past 10 years. From June 1989 through July 1994, Mr. Beebe held various international sales positions with Ram Golf Corporation (a golf equipment manufacturer), and from August 1994 through April 1997 he was Vice President--Asia/Pacific with Lynx Golf, Inc. (a golf equipment manufacturer).

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors currently has two standing committees: the Compensation/Plan Committee and the Audit Committee. The Compensation/Plan Committee is responsible for the recommendation to the Board of Directors of annual salaries for senior management as well as the administration and grant of awards under the Company's Incentive Plan and the Company's Bonus Plan (the "Bonus Plan"). The Compensation/Plan Committee is comprised of Messrs. Casati, Mulvoy and Patchin.

    The Audit Committee is responsible for meeting periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to report to the Board of Directors with respect thereto. The Audit Committee also makes recommendations to the Board of Directors with respect to appointment of the Committee's independent auditors. The Audit Committee is comprised of Messrs. Brown and Conner.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received by the Company's Chief Executive Officer and the executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                             ----------------------------------------
                                                                                        OTHER ANNUAL     ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR       SALARY        BONUS      COMPENSATION   COMPENSATION
------------------------------------------------  ---------  ----------  -------------  -------------  -------------
B. H. Adams
  Chairman of the Board, Chief Executive Officer
  and President.................................       1997  $  162,940  $  10,015,000(1)  $ 2,541,688(2)   $   4,185(3)
Richard H. Murtland
  Vice President-Research and Development,
  Secretary and Treasurer.......................       1997      72,548         40,000       --             --
Mark D. Gonsalves
  Vice President--Sales and Marketing, Retail...       1997      62,400        352,144(4)      --           --

------------------------

(1) Represents (a) $15,000 cash bonus and (b) value of 2,000,000 shares of Common Stock granted on December 31, 1997 having a fair market value, as determined by the Board of Directors, of $5.00 per share on the date of grant. See "Certain Transactions."

(2) Represents reimbursement of federal income taxes and Medicare tax liability associated with the grant of certain restricted shares of Common Stock. See "Certain Transactions."

(3) Comprised of premiums for a life insurance policy for which members of Mr. Adams' family are the beneficiaries.

(4) Represents bonus earned in 1997 pursuant to the terms of a sales commission agreement which expired by its terms on December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                                  OPTIONS                   MONEY OPTIONS AT
                                                           AT FISCAL YEAR-END(#)         FISCAL YEAR END($)(1)
                                                        ----------------------------  ----------------------------
NAME                                                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------------  -------------  -------------  -------------  -------------
B. H. Adams...........................................     1,520,766              0    $ 7,033,552        --
Richard H. Murtland...................................       222,214              0      1,027,739        --
Mark D. Gonsalves.....................................       333,320              0      1,541,605        --

------------------------

(1) Calculated by determining the difference between the fair market value of the Common Stock underlying the options at December 31, 1997 ($5.00 per share), as determined by the Board of Directors, and the exercise price of such options. See "Certain Transactions." Each of the options referred to herein was exercised by the respective option holder during January 1998.

BENEFIT PLANS

    1998 STOCK INCENTIVE PLAN. In February 1998, the Company adopted the 1998 Stock Incentive Plan. The purpose of the Incentive Plan is to provide incentives and rewards for participating employees and consultants of the Company (i) to support the execution of the Company's business strategies and the achievement of its goals and (ii) to associate the interests of such persons with those of the Company's stockholders. In furtherance of this purpose, the Incentive Plan authorizes the granting of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of

1986, as amended) (the "Code"), stock appreciation rights, restricted and performance shares, restricted and performance share units, performance stock awards, dividend or equivalent rights, or other awards that are valued in whole or in part by reference to, or otherwise based on, the Common Stock of the Company (each, an "Award"). A total of 1,800,000 shares of Common Stock have been reserved for issuance upon the exercise of Awards granted under the Incentive Plan, subject to adjustment in accordance with the terms of the Incentive Plan.

    Upon consummation of the Offering, the Incentive Plan will be administered by the Compensation/ Plan Committee comprised of Messrs. Casati, Mulvoy and Patchin. The Compensation/Plan Committee has discretion to select the persons to whom Awards will be granted (each, a "Participant"), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the Incentive Plan. Each Award under the Incentive Plan shall be evidenced by an Award Agreement.

    Under the Incentive Plan, the Company may grant, in addition to other Awards, incentive or nonqualified stock options. The exercise price of any option granted under the Incentive Plan must be at least equal to the fair market value of the Common Stock on the date of the grant, and in the case of a grant of an incentive stock option to any Participant who owns stock representing more than 10% of the Common Stock, the exercise price shall at least equal 110% of the fair market value of the shares at the time the incentive stock option is granted. In addition, no incentive stock option is exercisable more than 10 years from the date of grant (5 years if such option is granted to a Participant who owns in excess of 10% of the Common Stock) and the aggregate fair market value, determined on the date of grant, of the Common Stock as to which such incentive stock options are exercisable for the first time by any Participant in the Incentive Plan shall be limited to $100,000 per calendar year. The Incentive Plan also permits the grant of stock appreciation rights (rights to receive the excess of the fair market value of a share of Common Stock on the date the Award is exercised over the fair market value of a share of Common Stock on the date of grant for such period as the Compensation/Plan Committee may determine); restricted and performance shares (a transfer of shares of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards as the Compensation/Plan Committee may determine); restricted or performance share units (fixed or variable share or dollar-denominated units subject to conditions of vesting, performance and time of payment as the Compensation/Plan Committee may determine, which may be paid in shares of Common Stock, cash or a combination of both); dividend or equivalent rights (rights to receive dividends or their equivalent in value in shares of Common Stock, cash or in a combination of both with respect to any new or previously existing Award); performance stock awards (rights to receive restricted shares that will not be issued until after the end of the applicable performance period, subject to the satisfaction of specified performance goals); and other Common Stock-based Awards, in each case, as set forth in the Incentive Plan.

    At May 31, 1998, the Company had granted Awards under the Incentive Plan consisting of (i) options to purchase an aggregate of 382,000 shares of Common Stock, none of which were exercisable at such date and (ii) 900,000 shares of restricted Common Stock. It is anticipated that all of the Company's employees will be considered for participation in the Incentive Plan.

    If a Participant terminates his or her service for reasons other than retirement, permanent and total disability or death, the Participant may exercise, no later than the date of termination, only those stock options vested as of the date of termination. Upon retirement, a Participant's options immediately vest and such Participant may exercise nonqualified stock options within one year of retirement and incentive stock options within three months of such retirement. In order to retire under the Incentive Plan, a Participant must have attained the age of 62 and have had 10 years of continuous employment with the Company. In the case of termination as a result of permanent and total disability, a Participant's options will immediately vest and such Participant will have one year from termination to exercise any outstanding options. If a Participant who was granted stock options dies while employed by the Company, or during the period which options may be exercised following termination of employment due to retirement or permanent and total disability, all stock options granted under the Incentive Plan immediately vest and must be exercised by the Participant's estate no later than the termination date of such option. Except to the extent permitted by the Code and the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) no Award under the Incentive Plan is assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order and
(ii) during the lifetime of a Participant, the Award will be exercisable only by such Participant or such Participant's guardian, legal representative or assignee pursuant to a qualified domestic relations order.

    The Incentive Plan provides that, in the event of a "change of control" (as defined below), the following may, in the sole discretion of the Compensation/Plan Committee, occur with respect to any and all Awards outstanding as of such change of control:

        (i) automatic maximization of performance standards, lapse of all restrictions and acceleration of any time periods relating to the exercise, realization or vesting of such Awards so that such Awards may be immediately exercised, realized or vested in full on or before the relevant date fixed in the applicable Award Agreement;

        (ii) performance shares or performance units shall be paid entirely in cash;

       (iii) upon the exercise of a stock option during the 60-day period from and after the date of the change of control, the Participant exercising the option may in lieu of the receipt of Common Stock upon exercise, elect by written notice to the Company to receive an amount in cash equal to the excess of the aggregate Value (as hereinafter defined) of the shares of Common Stock covered by the option or portion thereof surrendered, determined on the date the option is exercised, over the aggregate exercise price of the option (the "Aggregate Spread"). However, if the end of such 60 day period is within six months of the date of grant of the option held by a Participant subject to the reporting requirements of Section 16 of the Exchange Act, such option shall be canceled in exchange for a cash payment to the participant equal to the Aggregate Spread on the day which is six months and one day after the date of grant of such option. "Value," as more fully defined in the Incentive Plan, means the higher of (i) the highest fair market value during the 60-day period after the date of a change of control and (ii) if the change of control is the result of a transaction described in paragraphs (i) or (iii) under the definition of a change of control, the highest price per share of the Common Stock paid in such transaction.

        (iv) if a Participant's employment or engagement terminates for any reason other than retirement or death following a change of control, any options held by such Participant may be exercised by such Participant until the earlier of three months after the termination of employment or engagement or the expiration date of such options; and

        (v) all Awards become non-cancellable.

    For purposes of the Incentive Plan, "change of control" is defined, in general, to mean the occurrence of any of the following events: (i) the acquisition, other than from the Company, by an individual, entity or group (other than Royal or B. H. Adams) of beneficial ownership of thirty percent (30%) or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in election of directors, (ii) the ceasing, for any reason, of individuals who, as of January 1, 1998, constitute the Board of Directors to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, in each case, whereby the individuals who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than sixty percent (60%) of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company. The Incentive Plan terminates on February 25, 2008.

    1996 STOCK OPTION PLAN. In April 1996, the Company adopted a stock option plan (the "1996 Plan") providing for the issuance to certain officers, directors, employees and advisors of the Company of incentive stock options within the meaning of Section 422 of the Code and stock options that are nonqualified for federal income tax purposes. A total of 800,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the 1996 Plan, subject to adjustment in accordance with such plan. At May 31, 1998, options to purchase an aggregate of 659,694 shares of Common Stock had been granted under the 1996 Plan, of which 618,030 had been exercised. All such stock options were granted at an exercise price that was, at the time of grant, equal to the fair market value of a share of Common Stock, as determined by the Board of Directors. The Company currently does not anticipate making additional grants under the 1996 Plan.

    401(K) PLAN. In February 1998, the Company adopted its 401(k) Retirement Plan (the "Retirement Plan"). Generally, all employees who are 18 years of age and who have completed a three-month consecutive period of service are eligible for participation in the Retirement Plan.

    The Retirement Plan is a defined contribution plan intended to qualify under
Section 401 of the Code, such that participants generally may elect to contribute to the Retirement Plan, on a pretax basis, up to 15% of their compensation per pay period in the form of voluntary payroll deductions (for which the statutorily prescribed annual limit in 1998 is $10,000 per participant) ("Voluntary Contributions"). The Company makes matching contributions equal to 50% of the first 6% of a participant's compensation contributed to the Retirement Plan during such pay period ("Mandatory Matching Contributions"). From time to time, the Company may make additional discretionary contributions to the Retirement Plan ("Discretionary Contributions," and together with Mandatory Matching Contributions, "Company Contributions").

    Participants who were employed by the Company at May 1, 1998 are immediately vested in all Company Contributions. Participants who were not employed by the Company on May 1, 1998 are gradually vested in all Company Contributions over a period of three years of credited service, vesting 33 1/3% a year for each full year of service beginning with the participant's first anniversary, and becoming fully vested after three years of service or upon death, total and permanent disability, retirement under the Retirement Plan or Retirement Plan termination. Participants are always fully vested in their Voluntary Contributions.

    COMPANY BONUS PLAN. In February 1998, the Company adopted the Bonus Plan to become effective for the fiscal quarter commencing January 1, 1998. The Bonus Plan is administered by the Compensation/ Plan Committee. Participation is based upon individual selection by the Compensation/Plan Committee from among key employees who, in the judgment of the Compensation/Plan Committee, make significant contributions to the performance of the Company and whose decisions and actions most significantly affect the growth, profitability and efficient operations of the Company. It is anticipated that approximately 22 individuals will initially participate in the Bonus Plan. The aggregate amount of any awards paid with respect to calendar year 1998 to any participant under the Bonus Plan shall not exceed 8% of the Company's net pre-tax operating profits.

    Awards are based upon the extent to which the Company's financial performance (measured in terms of financial goals or objectives as may be determined by the Compensation/Plan Committee) during the appropriate measurement period for each award (e.g., the calendar year, calendar quarter, etc.) has met or exceeded certain performance goals specified by the Compensation/Plan Committee. Some performance goals applicable to participants in the Bonus Plan may include elements which specify individual achievement objectives directly related to such individual's area of responsibility. The Compensation/Plan Committee may, in its discretion, decrease, but not increase, the amount of any award granted under the Bonus Plan. Additionally, the Compensation/Plan Committee may alternatively grant discretionary bonuses.

    Because the performance goals under the Bonus Plan are determined by the Compensation/Plan Committee in its discretion, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. The Board of Directors may terminate, modify or suspend the Bonus Plan, in whole or in part, at any time; provided that no such termination or modification may impair any rights which may have accrued under such Bonus Plan.

COMPENSATION OF DIRECTORS

    Prior to the Offering, directors did not receive compensation to serve as directors of the Company but did receive reimbursement for expenses traveling to and from meetings of the Board of Directors. The Company intends to continue to reimburse directors for their reasonable expenses associated with attending meetings. The Company is also considering the adoption of a Director Plan to further incentivize the directors and align their interests with those of the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which a director derives an improper personal benefit.

    The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including attorneys' fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Company. Expenses (including reasonable attorneys' fees) incurred in defending any proceeding or prosecution will be paid by the Company in advance of the final disposition of such proceeding or suit upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of the Certificate of Incorporation or Bylaws of the Company.

    The indemnification provided by the Certificate of Incorporation is not deemed to be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors, or otherwise, and inures to the benefit of their heirs, executors and administrators. Further, such indemnification shall continue as to a person who has ceased to be a director or officer. The provisions of the Bylaws specifically permit the Company to indemnify other persons from similar or other expenses and liabilities as the Board of Directors may determine. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted, nor any threatened litigation or proceeding that might result in a claim for such indemnification.

    The foregoing description of certain provisions of the Company's Certificate of Incorporation and Bylaws is qualified in its entirety by the actual Certificate of Incorporation and Bylaws filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to April 29, 1998, the Company did not have a Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers have generally been made by Mr. Adams in consultation with the other members of the Board of Directors. None of the executive officers of the Company currently serves on the Compensation Committee of another entity or on any other committee of the Board of Directors of another entity performing similar functions.

                              CERTAIN TRANSACTIONS

    In September 1995, the Company effected a reorganization (the "Reorganization") pursuant to which it (i) distributed to its stockholders the shares of common stock of Supershafts, Inc., a Texas corporation ("Supershafts"), held by the Company and constituting a minority interest in Supershafts, (ii) issued four shares of Common Stock in exchange for each share of Supershafts common stock then outstanding and (iii) reclassified, on a 1 for 1 basis, all of the outstanding Series A Preferred Stock and Series B Preferred Stock of the Company as Common Stock. As a result of the Reorganization, the Company issued an aggregate of 5,827,406 shares of Common Stock, Supershafts became a wholly-owned subsidiary of the Company and the Common Stock became the only class of capital stock of the Company outstanding. Mr. Adams and Royal Holding Company, Inc. received 820,000 and 3,706,382 shares of Common Stock, respectively, in the Reorganization.

    In 1996 and 1997, the Company borrowed an aggregate of $450,000 from Royal of which $250,000 was advanced in 1997, to finance the production of the Company's infomercial. Such advances bore interest at the prime rate. In September 1997, the Company paid accrued interest of $29,233 on this debt and issued 900,000 shares of Common Stock (at a rate of $.50 of principal indebtedness per share) to Royal in cancellation of the principal amount.

    In December 1997, the Board of Directors of the Company granted to Mr. Adams, the Company's Chairman of the Board, Chief Executive Officer and President, 2,000,000 shares of Common Stock. The Board of Directors also provided Mr. Adams with a cash payment of $2,541,688, an amount equal to the federal income tax and Medicare tax liability associated with such grant and bonus. In the first quarter of 1998, Mr. Adams loaned $1.1 million of such funds back to the Company pursuant to an unsecured promissory note at an interest rate of 5.39% per annum. The Company repaid $600,142 of the note on April 14, 1998 and the remaining principal amount of the note ($534,899) is payable in installments of $312,500 and $222,399 on December 15, 1998 and April 14, 1999, respectively. In determining that the stock grant and bonus to Mr. Adams were appropriate and in the best interests of the Company and its stockholders, the Board of Directors considered, among other factors, the Company's revenue and operating income growth and improved competitive position under Mr. Adams' leadership, Mr. Adams' historical cash compensation and the Board of Directors' desire to increase Mr. Adams' equity interest in the Company to a level commensurate with his contributions to and role with the Company. The Board of Directors determined that the value of Mr. Adams' services to the Company exceeded the fair market value of the stock ($10,000,000) and bonus. The Company does not consider these payments to be indicative of future levels of compensation to Mr. Adams or other executives of the Company.

    The agreement between the Company and Nick Faldo (the "Faldo Agreement") became effective May 1, 1998 and provides that Mr. Faldo will exclusively endorse the Company's clubs and undertake certain other promotional activities on behalf of the Company. Pursuant to the Faldo Agreement, the Company and Mr. Faldo will design a line of clubs to be used by Mr. Faldo in tournaments and other events, provided such clubs are suitable for Mr. Faldo's use. Under the Faldo Agreement, the Company has licensed the worldwide rights to the Nick Faldo trademark for use in connection with the distribution of its golf clubs, head covers, golf bags, travel covers, golf towels and umbrellas which it designs or manufactures.

    As compensation for the licensing and endorsement arrangement set forth in the Faldo Agreement, the Company has granted 900,000 shares of Common Stock to Mr. Faldo. Subject to certain exceptions including transfers to Mr. Faldo's agent, Mr. Faldo may not transfer, dispose of or otherwise assign any rights in more than 100,000 shares of Common Stock in any calendar year prior to 2002. In addition, Mr. Faldo is entitled to receive a royalty of 5% of the net sales price of all Adams golf clubs (other than certain specialty items for which the royalty equals 10% of the net sales price) sold outside the U.S. throughout the term of the Faldo Agreement. The Faldo Agreement provides for a minimum royalty of $1.5 million in 1999 escalating to $4.0 million for years 2004 through 2008. From 2009 through 2014, the minimum royalty is $1.5 million, as adjusted for changes in the consumer price index. After 2014, the Faldo

Agreement does not provide for a minimum royalty. Commencing with 2009, however, the Faldo Agreement provides for a maximum royalty of $4.0 million, as adjusted for changes in the consumer price index. In the event Mr. Faldo does not compete in a minimum number of worldwide golf events each year, such royalty payments shall be reduced on a pro-rata basis, unless such events are missed as a result of illness or injury. The Company has also agreed that through the year 2008, it will support the "Faldo Junior Series" in the United Kingdom by making an annual contribution to the sponsoring organization of not less than $45,000 for each year the tournament is played under that name. The Faldo Agreement further provides that, so long as royalties remain payable thereunder, the Company will use commercially reasonable efforts to cause a designee of Mr. Faldo to be nominated for, and elected to, the Board of Directors of the Company. As of the date of this Prospectus, Mr. Faldo has not notified the Company of his designation to the Board.

    The Faldo Agreement extends through Mr. Faldo's lifetime; however, the Company has the right to terminate the Faldo Agreement earlier if Mr. Faldo (a) is unable to perform the duties required by the Faldo Agreement for a period of 12 consecutive months, (b) retires or becomes officially ineligible to compete on the PGA and/or Senior PGA tour, or (c) has engaged in illegal or immoral conduct resulting in a felony conviction, or has otherwise conducted himself in a manner not in keeping with the standards of professional conduct set forth in the Faldo Agreement. In the event of the death of Mr. Faldo prior to May 1, 2030, the Company may, at its option, continue the terms of the Faldo Agreement until May 1, 2030, in which case, Mr. Faldo's heirs or estate shall be entitled to any royalties due.

    KPMG, a public accounting firm in which Mr. Hatfield was a partner until April 30, 1998, has provided accounting and auditing services to the Company during 1997 and 1998. The amounts paid to KPMG for services rendered during 1997 and 1998 were $112,887 and $403,520, respectively. Mr. Hatfield is currently Senior Vice President--Finance and Administration and Chief Financial Officer of the Company. The Company has an agreement with Mr. Hatfield providing that, upon Mr. Hatfield's termination without cause following certain change of control events, Mr. Hatfield's stock options will become fully vested and Mr. Hatfield will be paid an amount equal to one year of his base salary.

    From January 1, 1998 through May 31, 1998, the Company paid Virtual Visits, Inc. ("Virtual Visits"), a company engaged in the design of Internet Web sites for the promotion of golf products, approximately $60,000. The Company expects to pay at least an additional $10,000 to Virtual Visits during 1998. Mr. Conner and Mr. Casati, directors of the Company, are also directors and significant stockholders of Virtual Visits.

    In January 1998, the Company made loans of $83,330 and $125,000 to Mr. Murtland and Mr. Gonsalves, respectively, to finance the aggregate exercise price of stock options then exercised by such individuals. The loans bore interest at the rate of 5% per annum and were due January 14, 2001. The loan to Mr. Murtland was repaid in April 1998. Messrs. Murtland and Gonsalves are each executive officers of the Company.

    The Company has granted options to purchase the Company's Common Stock to certain of its officers and directors. See "Management--Benefit Plans" and "Principal and Selling Stockholders."

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of May 31, 1998, by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, (iv) all directors and executive officers of the Company as a group, and (v) each Selling Stockholder. Unless otherwise noted in the notes to the table, the Company believes the executive officers and directors can be contacted at the principal offices of the Company.

                                                      BENEFICIAL OWNERSHIP                         BENEFICIAL OWNERSHIP
                                                        OF COMMON STOCK       NUMBER OF SHARES       OF COMMON STOCK
                                                          PRIOR TO THE         OF COMMON STOCK          AFTER THE
                                                          OFFERING(1)           TO BE SOLD(2)         OFFERING(1)(2)
                                                    ------------------------  -----------------  ------------------------
NAME OF BENEFICIAL OWNERS                             NUMBER       PERCENT         NUMBER          NUMBER       PERCENT
--------------------------------------------------  -----------  -----------  -----------------  -----------  -----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
  B. H. Adams.....................................    4,482,321        23.5%         928,000       3,554,321        15.6%
  Richard H. Murtland.............................      333,952         1.7           66,750         267,202         1.2
  Mark D. Gonsalves...............................      333,320         1.7                0         333,320         1.5
  Paul F. Brown, Jr.(3)(4)........................    7,405,438        38.8          454,745(5)    6,950,693        30.4
  Roland E. Casati................................    1,838,600         9.6                0       1,838,600         8.0
  Finis F. Conner.................................    1,942,776        10.2          388,555       1,554,221         6.8
  Mark R. Mulvoy..................................            0         0.0                0               0         0.0
  Stephen R. Patchin(3)(4)........................    7,405,438        38.8          454,745(5)    6,950,963        30.4
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
  (11 PERSONS)(4)(6)..............................   16,381,407        85.6        1,838,050      14,543,537        63.5
BENEFICIAL OWNERS OF 5% OR MORE OF THE COMPANY'S
  COMMON STOCK
  Royal Holding Company, Inc.(3)(4)...............    7,405,438        38.8          454,745       6,950,693        30.4
OTHER SELLING STOCKHOLDERS
  Lincoln Trust Company
    Custodian f/b/o Richard Urdahl................      116,592       *               77,000          39,592       *
  Richard Urdahl(7)...............................      119,392       *               79,800(8)       39,592       *
  Faris McMullin..................................      111,738       *               73,750          37,988       *
  Peter Cassady...................................        8,400       *                8,400               0         0.0

--------------------------
*   Less than one percent.

(1) Applicable percentage of ownership is based on 19,099,282 shares of Common Stock outstanding on May 31, 1998, and 22,849,282 shares of Common Stock to be outstanding upon completion of the Offering. Common Stock is the only class of equity securities outstanding. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of May 31, 1998 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Does not give effect to the exercise of the Underwriters' over-allotment option or to purchases in the Offering, if any. If the Underwriters over-allotment option is exercised in full, Messrs. Adams, Murtland, Gonsalves, Conner, Urdahl, McMullin and Cassady would beneficially own 3,362,321 (14.7%), 250,464 (1.1%), 303,320 (1.3%), 1,554,221 (6.8%), 30,000
    (less than 1%) (representing 30,000 shares held of record by Lincoln Trust Company as custodian for Mr. Urdahl), -0- and -0- shares of Common Stock, respectively, and Royal Holding Company, Inc. and Lincoln Trust Company would own 6,374,511 (27.9%) and 30,000 (less than 1%) shares, respectively, after the Offering. See "Underwriting."

(3) The address for Messrs. Patchin and Brown and for Royal is c/o Royal Holding Company, Inc., 300 Delaware Avenue, Suite 306, Wilmington, Delaware 19801.

(4) Includes 7,405,438 shares of Common Stock owned directly by Royal. Messrs. Patchin and Brown, directors of the Company, are the (i) Chief Executive Officer and President and (ii) Chief Financial Officer and Vice President-- Finance, respectively, of Royal and, by virtue of their positions with Royal, may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of Common Stock. Each of Messrs. Patchin and Brown disclaim beneficial ownership of the shares of Common Stock held by Royal.

(5) Represents shares sold for the account of Royal Holding Company, Inc.

(6) Includes 45,000 shares of Common Stock subject to options exercisable by Darl P. Hatfield, an executive officer of the Company, within 60 days of May 31, 1998.

(7) Includes 116,592 shares of Common Stock held of record by Lincoln Trust Company as custodian for Mr. Urdahl and 2,800 shares of Common Stock held of record by Mr. Urdahl.

(8) Represents 77,000 shares sold for the account of Lincoln Trust Company as custodian for Mr. Urdahl and 2,800 shares sold for the account of Mr. Urdahl.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The following description of certain characteristics of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Certificate of Incorporation, Bylaws and the Registration Rights Agreement, as defined below, each of which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

    As of May 31, 1998, there were 19,099,282 shares of Common Stock outstanding held of record by 101 stockholders. The holders of Common Stock are entitled to share pro rata in dividends and distributions, if any, with respect to the Common Stock when, as and if declared by the Board of Directors, from funds legally available therefor. See "Dividend Policy". Holders of Common Stock are entitled to one vote per share, are not entitled to cumulative voting in the election of directors and have no preemptive, subscription, redemption or conversion rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company remaining after payment of or provision for liabilities and payment to the holders of Preferred Stock of such preferential amounts that they are entitled to receive will be distributed pro rata on a share-for-share basis among the holders of Common Stock. All outstanding shares of Common Stock are, and the shares to be issued and sold in the Offering will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

    The Company effected a two-for-one stock split on May 1, 1998 in contemplation of this Offering. The Company had 9,549,641 shares of Common Stock issued and outstanding immediately prior to the stock split.

PREFERRED STOCK

    The Company's Board of Directors is authorized, without further action by the stockholders, to divide the Preferred Stock into series and, with respect to each series, to determine the preferences and rights, and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could have certain anti-takeover effects. The Company has no present plans to issue any shares of Preferred Stock.

    The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more costly or difficult to achieve.

REGISTRATION RIGHTS

    Pursuant to the terms of that Registration Rights Agreement dated April 30, 1998 (the "Registration Rights Agreement") by and among the Company and certain stockholders of the Company holding an aggregate of 17,797,087 shares of Common Stock as of May 31, 1998, the Company has granted certain registration rights to such stockholders. Specifically, under the terms of the Registration Rights Agreement, the stockholders holding in excess of 40% of the Common Stock covered by such agreement have a right commencing at any time not earlier than the latter of (i) the expiration of any of the "lock-up" period prescribed by the Lock-up Agreement and (ii) the date on which the Company shall become eligible to use the Form S-3 Registration Statement (or any successor to such form) for the purpose of registering outstanding securities for the account of any person other than the Company, to demand that the shares of the Common Stock held by them be registered under the Securities Act. However, if the Board of Directors determines, in its good faith, that such registration would be detrimental to the Company and, as a result, that it is necessary to defer the filing of such registration statement at such time, the Company may defer such registration for a period not to exceed 180 days. The Company has agreed to pay all costs and expenses necessary to effect the registration of the shares of Common Stock to be sold by the stockholders in this first registration statement (other than underwriting and brokerage commissions, if any, and legal fees incurred by the selling holders). If, after the Company has effected the first such registration statement, it shall receive a request for registration from the stockholders holding a majority of the shares of Common Stock subject to the Registration Rights Agreement not previously registered, the Company shall file a second or third registration statement for the purpose of registering such shares under the Securities Act; however, the Company and such stockholders have agreed to defer the filing of such registration statements in the same manner and on the same basis as the first registration. The stockholders having shares registered in such subsequent registration statements have agreed to pay all costs and expenses related thereto including the Company's fees and expenses relating to counsel, accountants and filing under the Securities Act.

    The Registration Rights Agreement also grants certain piggy-back registration rights to the stockholders. Accordingly, whenever the Company proposes to register any shares of Common Stock under the Securities Act (other than registrations on Form S-4 or S-8), certain of the stockholders have the right to include the shares of Common Stock held by them in any such registration. However, if the managing underwriter of such registration advises the Company in writing that, in its opinion, the total number or dollar amounts of securities requested to be included in such registration exceeds the number or dollar amount of shares of Common Stock that can be sold in such offering, the Company may exclude certain shares from the offering. In such a case, the order of priority in which shares are to be included in the proposed offering will be as follows: first, all shares of Common Stock that the Company proposes to sell; and second, up to the full number or dollar amount of shares of Common Stock requested by the stockholders to be included in such registration in excess of the number or dollar amount of shares of the Common Stock the Company proposes to sell which, in the opinion of such underwriter, can be sold, allocated pro rata among the participating stockholders on the basis of the number of shares of Common Stock requested to be included therein by each. The Company generally is obligated to bear the expenses, other than underwriting discounts and sales commissions, of the registration of such shares. Any exercise by the holders of such incidental registration rights may hinder efforts by the Company to arrange future financings and may have an adverse impact on the market price of the Common Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Following the consummation of the Offering, the Company will be subject to
Section 203 of the DGCL, the "business combinations" statute. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combinations" with any "interested stockholder" for a period of three years after the time that such stockholder became an "interested stockholder," unless (i) the business combination or the transaction by which such stockholder became an "interested stockholder" was approved by the Board of Directors prior to such time, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) certain employee stock ownership plans) or (iii) on or subsequent to such time the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

    In addition, certain provisions of the Company's Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, may preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

    SPECIAL MEETING OF STOCKHOLDERS. The Company's Bylaws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, or the Executive Committee of the Board of Directors, if any, or the President. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The Company's Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company's to consent in writing, without a meeting, for the taking of any action is specifically denied.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. In order to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no later than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given and made to stockholders, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made in order to be timely. The Bylaws specify certain requirements for a stockholder's notice to be in proper form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

    The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

MARKET INFORMATION

    Prior to the Offering, there has been no established public trading market for the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ADGO."

TRANSFER AGENT AND REGISTRAR

    The Company has appointed The Bank of New York as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of the Offering, the Company will have 22,849,282 shares of Common Stock outstanding. Of these shares, the 3,750,000 shares sold by the Company and the 2,000,000 shares sold by the Selling Stockholders in the Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by an "affiliate" of the Company (as that term is defined below). Any such affiliate will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 17,099,282 shares of Common Stock currently outstanding are "restricted securities" for purposes of Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) 15,000 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) no additional Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; and
(iii) an additional 16,184,282 Restricted Shares will be eligible for sale upon expiration of the Lock-up Agreements, 180 days after the date of this Prospectus.

    After the expiration of the Lock-up Agreements, the Company may file a Registration Statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance to its employees, officers, directors and consultants under its employee benefit plans. Upon the effective date of such Registration Statement, shares of Common Stock issued upon exercise of options granted under the plans generally will be available for sale in the open market. As of the date of this Prospectus, the Company has granted outstanding options to purchase up to 423,666 shares of Common Stock to certain employees, officers, directors and consultants under the 1996 Plan and the Incentive Plan, none of which were then exercisable. In addition, Mr. Faldo has been granted 900,000 shares of Common Stock pursuant to the terms of the Incentive Plan, however, subject to certain exceptions including transfers to Mr. Faldo's agent, he may not transfer, dispose of or otherwise assign any rights in any more than 100,000 shares of Common Stock in any calendar year prior to 2002.

    In general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 228,492 shares immediately after the Offering) or (ii) the average weekly trading volume of the outstanding shares of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company during the 90 days immediately preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale, public information or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

    Prior to this Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that future sales of shares of Common Stock, and options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

                                  UNDERWRITING

    Subject to certain terms and conditions contained in the Underwriting Agreement, Lehman Brothers Inc., NationsBanc Montgomery Securities LLC and Ferris, Baker Watts, Incorporated (the "Underwriters") have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, the number of shares of Common Stock set forth opposite their respective names below:

                                                                                   NUMBER OF
                                  UNDERWRITER                                        SHARES
--------------------------------------------------------------------------------  ------------
Lehman Brothers Inc. ...........................................................
NationsBanc Montgomery Securities LLC...........................................
Ferris, Baker Watts, Incorporated...............................................
                                                                                  ------------

    Total.......................................................................     5,750,000
                                                                                  ------------
                                                                                  ------------

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to various conditions. The nature of the Underwriters' obligations are such that they are committed to take and pay for all of the shares offered hereby if any are purchased.

    The Company and the Selling Stockholders have been advised by the Underwriters that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page hereof and to certain selected dealers (who may include the Underwriters) at such price less a
concession not in excess of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain other dealers. After the initial offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    The Selling Stockholders have granted to the Underwriters an option to purchase up to an additional 862,500 shares of Common Stock, at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares that is proportional to such Underwriter's initial commitment.

    The Company's directors, officers and certain stockholders of the Company including the Selling Stockholders have agreed that they will not, without the prior written consent of Lehman Brothers, Inc., during the 180 days following the date of this Prospectus, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, in the case of Selling Stockholders, shares of Common Stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock (other than the shares of Common Stock to be sold in the Offering), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (other than, in the case of the Company, the grant of options pursuant to option plans existing on the date hereof).

    Until the distribution of the shares of Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    In addition, if the Underwriters over-allot (I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with the Offering, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Underwriters also may impose a penalty bid on certain dealers and certain selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriter short position to stabilize the price of the Common Stock, they may reclaim the amount of selling concession from such dealers and the selling group who sold shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security, to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Company and each of the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to the sale of shares in the Offering, there has been no active public market for the Common Stock of the Company. The initial public offering price of the shares of Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Underwriters. Among the factors that will be considered in determining the initial public offering price will be the prospects of the Company and its industry in general, the Company's past and present operations, the Company's position in the industry, an assessment of the Company's management, the general condition of securities markets at the time of the Offering and the demand for similar securities.

    At the request of the Company, the Underwriters have reserved up to 575,000 shares of Common Stock offered hereby for sale to certain officers, directors, employees, business associates and related parties of the Company at the initial public offering price set forth on the cover page of this Prospectus. Such persons must commit to purchase no later than the close of business on the day following the date hereof. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Arter & Hadden LLP, Dallas, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

    The statements in this Prospectus set forth under "Risk Factors--Patents and Protection of Proprietary Technology," "Business--Design and Development--Patent Review" and "Business--Patents," together with the last paragraph of the inside front cover of this Prospectus, have been reviewed and approved by Aquilino & Welsh, Arlington, Virginia, as experts in patent and trademark law, and are included herein in reliance upon that review and approval. A partner in Aquilino & Welsh owns 59,106 shares of Common Stock of the Company. Purchasers of the securities offered hereby should not rely on Aquilino & Welsh with respect to any matters other than as set forth above.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Copies of such material are also available through the Commission's website located at http:// www.sec.gov.

                      [This Page Intentionally Left Blank]

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report.........................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998
  (unaudited)........................................................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and
  1997 and the three months ended March 31, 1997 and 1998 (unaudited)................        F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1995, 1996 and 1997 and the three months ended March 31, 1998 (unaudited)..........        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and
  1997 and the three months ended March 31, 1997 and 1998 (unaudited)................        F-6

Notes to Consolidated Financial Statements...........................................        F-7

Financial Statement Schedule:
  II--Valuation and Qualifying Accounts for the years ended December 31, 1995, 1996
    and 1997 and the three months ended March 31, 1998 (unaudited)...................       F-16

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Adams Golf, Inc. and subsidiaries:

    We have audited the consolidated financial statements of Adams Golf, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adams Golf, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                  KPMG PEAT MARWICK LLP

Dallas, Texas
April 29, 1998

                       ADAMS GOLF, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                              DECEMBER 31,
                                                                      ----------------------------    MARCH 31,
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................................  $     854,543  $   1,955,563  $     602,290
  Trade receivables net of allowance for doubtful accounts of
    $26,199, $698,341 and $1,126,831 (unaudited) in 1996, 1997 and
    1998, respectively (note 7).....................................        497,787      7,670,960     14,708,636
  State income taxes refundable.....................................       --              221,637        221,637
  Inventories (notes 2 and 7).......................................        674,737      4,486,563      5,559,699
  Prepaid expenses..................................................         28,007        509,350      1,106,635
  Deferred income tax assets (note 8)...............................       --              390,164        650,626
  Other current assets..............................................       --              715,670        352,795
                                                                      -------------  -------------  -------------
    Total current assets............................................      2,055,074     15,949,907     23,202,318
Property and equipment, net (note 3)................................        123,950        603,823      2,094,794
Deferred income tax assets (note 8).................................       --              182,621        209,942
Other assets, net (note 4)..........................................        379,697        623,728        285,705
                                                                      -------------  -------------  -------------
    Total assets....................................................  $   2,558,721  $  17,360,079  $  25,792,759
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.....................................................  $     230,406  $    --        $    --
  Note payable to shareholder (note 7)..............................       --             --              912,642
  Accounts payable..................................................         17,526        377,622      2,732,215
  Federal income taxes payable......................................       --            1,020,980      2,940,390
  Accrued expenses (note 5).........................................        332,423      7,636,157      4,317,926
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................        580,355      9,034,759     10,903,173
                                                                      -------------  -------------  -------------
Notes payable to shareholder, less current portion (note 7).........       --             --              222,399
                                                                      -------------  -------------  -------------
    Total liabilities...............................................        580,355      9,034,759     11,125,572
                                                                      -------------  -------------  -------------
Stockholders' equity (note 9):
  Common stock, $.001 par value. Authorized 50,000,000 shares;
    11,873,234, 15,719,338 and 18,199,282 (unaudited) shares issued and outstanding at December 31, 1996 and 1997 and March 31,
    1998, respectively..............................................         11,873         15,719         18,199
  Additional paid-in capital........................................      3,126,073     14,123,398     16,031,896
  Common stock subscription.........................................       --             --             (230,459)
  Deferred compensation.............................................       --             --             (981,000)
  Accumulated deficit...............................................     (1,159,580)    (5,813,797)      (171,449)
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................      1,978,366      8,325,320     14,667,187
Commitments (note 6)................................................
                                                                      -------------  -------------  -------------
                                                                      $   2,558,721  $  17,360,079  $  25,792,759
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                       ADAMS GOLF, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      THREE MONTHS ENDED MARCH
                                                     YEARS ENDED DECEMBER 31,                    31,
                                              --------------------------------------  -------------------------
                                                 1995         1996          1997         1997          1998
                                              -----------  -----------  ------------  -----------  ------------
                                                                                             (UNAUDITED)
Net sales...................................  $ 1,125,115  $ 3,521,788  $ 36,690,090  $ 1,474,940  $ 24,510,808
Cost of goods sold..........................      756,400    1,589,696     9,991,132      586,538     5,862,255
                                              -----------  -----------  ------------  -----------  ------------
      Gross profit..........................      368,715    1,932,092    26,698,958      888,402    18,648,553
                                              -----------  -----------  ------------  -----------  ------------
Operating expenses:
  Research and development expenses.........       18,516       51,101       557,513      --            196,997
  Selling and royalty expenses..............      312,785      625,897    13,093,174      418,737     6,248,196
  General and administrative expenses:
    Stock compensation and bonus award (note
      9)....................................      --           213,760    14,841,711      --            --
    Provision for bad debts.................       12,791       51,306       738,805       75,768       466,213
    Other...................................      268,518      981,219     1,436,995      328,727     2,865,198
                                              -----------  -----------  ------------  -----------  ------------
      Total operating expenses..............      612,610    1,923,283    30,668,198      823,232     9,776,604
                                              -----------  -----------  ------------  -----------  ------------
      Operating income (loss)...............     (243,895)       8,809    (3,969,240)      65,170     8,871,949
Other income (expense):
  Interest income...........................        1,226        3,938        15,325        4,451        10,550
  Interest expense..........................      --           --            (69,731)     (13,090)       (9,362)
  Other.....................................      --           --            (47,808)       4,350      (100,621)
                                              -----------  -----------  ------------  -----------  ------------
      Income (loss) before income taxes.....     (242,669)      12,747    (4,071,454)      60,881     8,772,516
Income tax expense (note 8).................      --           --            582,763       15,586     3,130,168
                                              -----------  -----------  ------------  -----------  ------------
      Net income (loss).....................  $  (242,669) $    12,747  $ (4,654,217) $    45,295  $  5,642,348
                                              -----------  -----------  ------------  -----------  ------------
                                              -----------  -----------  ------------  -----------  ------------
Income (loss) per common share:
  Basic.....................................  $      (.05) $       .00  $       (.37) $       .00  $        .32
                                              -----------  -----------  ------------  -----------  ------------
                                              -----------  -----------  ------------  -----------  ------------
  Diluted...................................  $      (.05) $       .00  $       (.37) $       .00  $        .31
                                              -----------  -----------  ------------  -----------  ------------
                                              -----------  -----------  ------------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                       ADAMS GOLF, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                              SHARES OF                 SHARES OF                 ADDITIONAL
                              PREFERRED    PREFERRED     COMMON       COMMON       PAID-IN     COMMON STOCK      DEFERRED
                                STOCK        STOCK        STOCK        STOCK       CAPITAL     SUBSCRIPTION    COMPENSATION
                             -----------  -----------  -----------  -----------  ------------  -------------  --------------
Balance, December 31, 1994
  (unaudited)..............     772,551    $     773     1,066,514   $   1,067   $  1,327,799   $   --          $   --
Conversion of preferred
  stock to
  common stock (note 9)....    (772,551)        (773)    1,545,102       1,545           (772)      --              --
Sale of stock..............      --           --         4,168,988       4,169        453,507       --              --
Stock distribution (note
  9).......................      --           --         4,282,304       4,282         (4,282)      --              --
Net loss...................      --           --           --           --            --            --              --
                             -----------       -----   -----------  -----------  ------------  -------------  --------------
Balance, December 31,
  1995.....................      --        $  --        11,062,908      11,063      1,776,252       --              --
                             -----------       -----
                             -----------       -----
Sale of stock..............                              1,581,126       1,581      1,594,362       --              --
Common stock repurchased
  and retired (note 9).....                               (770,800)       (771)      (244,541)      --              --
Net income.................                                --           --            --            --              --
                                                       -----------  -----------  ------------  -------------  --------------
Balance, December 31,
  1996.....................                             11,873,234      11,873      3,126,073       --              --
Stock compensation award
  (note 9).................                              2,000,000       2,000      9,998,000       --              --
Exercise of stock options..                                946,104         946        550,225       --              --
Exchange of debt for common
  stock
  (note 9).................                                900,000         900        449,100       --              --
Net loss...................                                --           --            --            --              --
                                                       -----------  -----------  ------------  -------------  --------------
Balance, December 31,
  1997.....................                             15,719,338      15,719     14,123,398       --              --
Issuance of stock options..                                --           --            981,000       --            (981,000)
Exercise of stock options..                              2,479,944       2,480        927,498      (230,459)        --
Net income.................                                --           --            --            --              --
                                                       -----------  -----------  ------------  -------------  --------------
Balance, March 31, 1998
  (unaudited)..............                             18,199,282   $  18,199   $ 16,031,896   $  (230,459)    $ (981,000)
                                                       -----------  -----------  ------------  -------------  --------------
                                                       -----------  -----------  ------------  -------------  --------------

                                                TOTAL
                              ACCUMULATED   STOCKHOLDERS'
                                DEFICIT         EQUITY
                             -------------  --------------
Balance, December 31, 1994
  (unaudited)..............   $  (929,658)   $    399,981
Conversion of preferred
  stock to
  common stock (note 9)....       --              --
Sale of stock..............       --              457,676
Stock distribution (note
  9).......................       --              --
Net loss...................      (242,669)       (242,669)
                             -------------  --------------
Balance, December 31,
  1995.....................    (1,172,327)        614,988

Sale of stock..............       --            1,595,943
Common stock repurchased
  and retired (note 9).....       --             (245,312)
Net income.................        12,747          12,747
                             -------------  --------------
Balance, December 31,
  1996.....................    (1,159,580)      1,978,366
Stock compensation award
  (note 9).................       --           10,000,000
Exercise of stock options..       --              551,171
Exchange of debt for common
  stock
  (note 9).................       --              450,000
Net loss...................    (4,654,217)     (4,654,217)
                             -------------  --------------
Balance, December 31,
  1997.....................    (5,813,797)      8,325,320
Issuance of stock options..       --              --
Exercise of stock options..       --              699,519
Net income.................     5,642,348       5,642,348
                             -------------  --------------
Balance, March 31, 1998
  (unaudited)..............   $  (171,449)   $ 14,667,187
                             -------------  --------------
                             -------------  --------------

          See accompanying notes to consolidated financial statements.

                       ADAMS GOLF, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                                                  -------------------------------------  -----------------------
                                                     1995         1996         1997         1997        1998
                                                  -----------  -----------  -----------  ----------  -----------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).............................  $  (242,669) $    12,747  $(4,654,217) $   45,295  $ 5,642,348
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Depreciation and amortization...............        8,291       19,278      302,589      16,374      218,959
    Loss on retirement of fixed assets..........      --           --           134,009      --          100,617
    Stock compensation and bonus award..........      --           --        10,000,000      --          --
    Deferred income taxes.......................      --           --          (572,785)     --         (137,657)
    Allowance for doubtful accounts.............      --            26,199      672,142      71,207    1,126,831
    Changes in assets and liabilities:
      Trade and other receivables...............      (93,649)    (374,228)  (8,066,952)   (399,963)  (8,164,507)
      Inventories...............................      (81,470)    (476,467)  (3,811,826)   (103,962)  (1,073,136)
      Prepaid assets............................      (27,589)        (418)    (481,343)        406     (597,285)
      Other current assets......................        2,860      --          (715,670)   (257,186)     362,875
      Other assets..............................       (4,873)    (361,916)    (390,442)     67,478      248,822
      Accounts payable..........................       40,252      (22,726)     360,096      60,688      991,832
      Accrued expenses..........................        2,728      329,302    7,303,734     187,607   (2,105,596)
      Federal income taxes payable..............      --           --         1,020,980      15,586    1,919,410
                                                  -----------  -----------  -----------  ----------  -----------
        Net cash provided by (used in) operating
          activities............................     (396,119)    (848,229)   1,100,315    (296,470)  (1,466,487)
                                                  -----------  -----------  -----------  ----------  -----------
Cash flow from investing activities--purchase of
  equipment.....................................       (9,287)    (121,444)    (770,060)    (46,277)  (1,721,347)
                                                  -----------  -----------  -----------  ----------  -----------
Cash flows from financing activities:
  Proceeds from notes payable and line of
    credit......................................      --           230,406    1,050,000     250,000    4,635,041
  Repayment of line of credit borrowings........      --           --          (800,000)     --       (3,500,000)
  Repayment of notes payable....................      --           --           (30,406)     (1,494)     --
  Issuance of common stock......................      457,676    1,350,631      551,171      --          699,520
                                                  -----------  -----------  -----------  ----------  -----------
        Net cash provided by financing
          activities............................      457,676    1,581,037      770,765     248,506    1,834,561
                                                  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in cash and cash
  equivalents...................................       52,270      611,364    1,101,020     (94,241)  (1,353,273)
Cash and cash equivalents at beginning of
  period........................................      190,909      243,179      854,543     854,543    1,955,563
                                                  -----------  -----------  -----------  ----------  -----------
Cash and cash equivalents at end of period......  $   243,179  $   854,543  $ 1,955,563  $  760,302  $   602,290
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------
Supplemental disclosure of cash flow
  information:
  Interest paid.................................  $   --       $   --       $    69,731  $   13,090  $     9,362
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------
  Income taxes paid.............................  $   --       $   --       $   356,204  $   --      $ 1,293,820
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------
Supplemental disclosure of financing activity--
  exchange of debt for common stock.............  $   --       $   --       $   450,000  $   --      $   --
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                       ADAMS GOLF, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) GENERAL

    Adams Golf, Inc. (the "Company") was founded in 1987. The Company designs, manufactures, markets and distributes golf clubs and provides custom golf club fitting technology. The Company's primary products are fairway woods that are marketed under the trademark "Tight Lies."

    The Company has both domestic and international sales. International sales were $647,325, $878,666, and $1,387,325 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively. There were no international sales in 1995.

    The consolidated financial statements include the accounts of Adams Golf, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The consolidated financial statements of the Company as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair statement of the results of the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for a full year due in part to the Company's growth.

    (b) INVENTORIES

    Inventories are valued at the lower of cost or market and primarily consists of completed golf clubs and component parts. Cost is determined using the first-in, first-out method.

    (c) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years.

    (d) REVENUE RECOGNITION

    The Company records revenue as earned, which occurs when the product is shipped.

    (e) OTHER ASSETS AND RELATED AMORTIZATION EXPENSE

    Other assets consist primarily of the cost of obtaining patents, development costs of an infomercial and various deposits. Patent amortization is computed on the straight-line method over the estimated useful lives of the assets, which range from 5 to 15 years.

    (f) RESEARCH AND DEVELOPMENT

    Research and development costs consist of all costs incurred in planning, designing and testing of golf equipment, including salary costs related to research and development, and are expensed as incurred.

    (g) ADVERTISING COSTS

    Advertising media costs, other than infomercial costs, are expensed as incurred. Production costs are charged to expense ratably in relation to sales over the year in which incurred. Advertising costs other than infomercials were $35,300, $33,503 and $8,651,420 for the years ended December 31, 1995, 1996 and
1997, respectively, and $59,049 (unaudited) and $2,333,406 (unaudited) for the three months ended March 31, 1997 and 1998, respectively.

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Infomercial costs are amortized based on revenues generated compared to total estimated revenues expected to result from the airing of such infomercial generally over an 18 month period. Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $3,161, $3,738 and $146,411, respectively, and $89,200 (unaudited) for the three months ended March 31, 1998.

    (h) PRODUCT WARRANTY AND SALES RETURNS

    The Company's golf equipment is sold under warranty against defects in material and workmanship for a period of two years. In addition, the Company has a 90 day "no questions asked" return policy. An allowance for estimated future warranty and sales return costs is recorded in the period products are sold. Such estimates have approximated actual costs incurred.

    (i) INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (j) INCOME (LOSS) PER SHARE

    The weighted average common shares used for determining basic net income
(loss) per common share was 4,423,146, 11,237,794 and 12,519,392, for the years ended December 31, 1995, 1996 and 1997, respectively, and 11,873,234 (unaudited) and 17,662,189 (unaudited) for the three months ended March 31, 1997 and 1998, respectively. The effect of dilutive stock options added 678,263 (unaudited) shares for the three months ended March 31, 1998 for the computation of diluted income (loss) per common share. Stock options outstanding for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 were not considered in the computation of net income (loss) per common share since their effect is immaterial or antidilutive.

    (k) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (l) FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and note payable to stockholder approximates fair value due to the short maturity of these instruments.

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (m) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not impact the Company's financial position, results of operations, or liquidity.

    (n) STATEMENTS OF CASH FLOWS

    The Company considers all short-term highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.

    (o) NEWLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    The Company adopted the reporting and disclosure requirements of SFAS No. 130, REPORTING COMPREHENSIVE INCOME, on January 1, 1998. This Statement requires the display of comprehensive income and its components in a financial statement that is displayed in equal prominence with other financial statements. As the Company has not had any comprehensive income components, the reporting and disclosure requirements of this statement have not altered the consolidated financial statements presented herein.

    Effective January 1, 1998, the Company adopted Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, which was issued in March 1998. The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The SOP also requires that costs related to the preliminary project stage and the post-implementation/operations stage of an internal-use computer software development project be expensed as incurred.

(2) INVENTORIES

    Inventories consist of the following:

                                                                        DECEMBER 31
                                                                  ------------------------
                                                                     1996         1997
                                                                  ----------  ------------   MARCH 31,
                                                                                                1998
                                                                                            ------------
                                                                                            (UNAUDITED)
Finished goods..................................................  $   41,323  $  2,063,803  $  2,526,767
Component parts.................................................     633,414     2,422,760     3,032,932
                                                                  ----------  ------------  ------------
                                                                  $  674,737  $  4,486,563  $  5,559,699
                                                                  ----------  ------------  ------------
                                                                  ----------  ------------  ------------

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(3) PROPERTY AND EQUIPMENT, NET

    Property and equipment consists of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                      1996        1997
                                                                   ----------  -----------   MARCH 31,
                                                                                                1998
                                                                                            ------------
                                                                                            (UNAUDITED)
Manufacturing equipment..........................................  $   70,728  $   142,137  $    151,979
Office and computer equipment....................................     100,368      660,145     2,237,891
Accumulated depreciation.........................................     (47,146)    (198,459)     (295,076)
                                                                   ----------  -----------  ------------
                                                                   $  123,950  $   603,823  $  2,094,794
                                                                   ----------  -----------  ------------
                                                                   ----------  -----------  ------------

(4) OTHER ASSETS, NET

    Other assets, net, consist of the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1997
                                                                                  ----------  ----------
Deposits, including amounts for fixed assets purchased..........................  $   97,498  $  380,836
Infomercial costs...............................................................     267,677     233,365
Patents.........................................................................      14,522       9,527
                                                                                  ----------  ----------
                                                                                  $  379,697  $  623,728
                                                                                  ----------  ----------
                                                                                  ----------  ----------

(5) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                     1996         1997
                                                                  ----------  ------------   MARCH 31,
                                                                                                1998
                                                                                            ------------
                                                                                            (UNAUDITED)
Payroll, bonuses and commissions (see note 9)...................  $  277,810  $  5,576,134  $  1,115,699
Sales, property and state income taxes..........................       4,604       271,225       204,501
Royalties.......................................................      --           392,541       477,163
Advertising.....................................................      --           470,500       795,260
Product warranty and sales returns..............................      --           449,200       732,100
Professional services...........................................       9,807       340,389       220,491
Other...........................................................      40,202       136,168       772,712
                                                                  ----------  ------------  ------------
                                                                  $  332,423  $  7,636,157  $  4,317,926
                                                                  ----------  ------------  ------------
                                                                  ----------  ------------  ------------

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(6) COMMITMENTS

    The Company is obligated under certain noncancelable leases for office space. A summary of the minimum rental commitments under noncancellable leases is as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------------------------------------
  1998..................................................................  $  368,700
  1999..................................................................     456,000
  2000..................................................................     480,400
  2001..................................................................     488,500
  2002..................................................................     512,900
  Thereafter............................................................     651,400

    Rent expense was $32,540, $45,603, $104,480 $26,694 (unaudited) and $64,075
(unaudited) for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.

    The Company had outstanding commitments (denominated in U.S. dollars ) on letters of credit of $459,167 at December 31, 1997, and $989,419 (unaudited) at March 31, 1998 for the purchase of inventory from foreign vendors.

(7) DEBT

    The Company entered into a $1,500,000 revolving line of credit agreement with a bank on May 30, 1997. The line of credit is secured by trade receivables and inventories, matures on May 15, 1998 and bears interest, payable quarterly, at the bank's prime rate (8.5% at December 31, 1997). At December 31, 1997, there was no balance outstanding on this line of credit. The Company pays an annual commitment fee of 0.5% on the unused portion of the line of credit.

    On February 27, 1998, the Company entered into a new $10,000,000 revolving credit facility with a bank which replaced the existing $1,500,000 line of credit. The facility is secured by eligible trade receivables, inventories and equipment, matures on December 31, 1998 and bears interest, payable monthly, at the bank's prime rate of interest minus 25 basis points (8.25% at March 31, 1998) or LIBOR rates plus 1.75% interest. At March 31, 1998, there was no balance outstanding on this credit facility. The Company pays an annual commitment fee of 0.25% on the unused portion of the credit facility.

    During the first quarter of 1998, the Company borrowed $1,135,041 in the form of an unsecured note payable to the Chief Executive Officer. The principal balance is payable in three installments, matures on April 14, 1999, and bears interest at 5.39%.

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(8) INCOME TAXES

    Income tax expense (benefit) for the year ended December 31, 1997 consists of the following:

                                                             YEAR ENDED DECEMBER 31, 1997
                                                         -------------------------------------
                                                           CURRENT      DEFERRED      TOTAL
                                                         ------------  -----------  ----------
Federal................................................  $  1,020,980  $  (572,785) $  448,195
State..................................................       134,568      --          134,568
                                                         ------------  -----------  ----------
                                                         $  1,155,548  $  (572,785) $  582,763
                                                         ------------  -----------  ----------
                                                         ------------  -----------  ----------

    Actual income tax expense differs from the "expected" income tax expense (benefit) (computed by applying the U.S. federal corporate tax rate of 34% to income (loss) before income taxes) for the years ended December 31, 1995, 1996 and 1997 as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                                    1995       1996          1997
                                                                 ----------  ---------  ---------------
Computed "expected" tax expense (benefit)......................  $  (82,507) $   4,334  $    (1,384,294)
State income taxes, net of federal tax benefit.................      --         --               88,815
Stock compensation and bonus award.............................      --         --            2,159,000
Change in valuation allowance for deferred tax assets..........      81,352     (4,334)        (337,558)
Other..........................................................       1,155     --               56,800
                                                                 ----------  ---------  ---------------
                                                                 $   --      $  --      $       582,763
                                                                 ----------  ---------  ---------------
                                                                 ----------  ---------  ---------------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                      1996         1997
                                                                   -----------  ----------   MARCH 31,
                                                                                               1998
                                                                                            -----------
                                                                                            (UNAUDITED)
Deferred tax assets:
  Allowance for bad debts........................................  $     8,908  $  237,436   $ 394,391
  Research and development costs.................................        7,563         974      --
  Bonus compensation.............................................       72,678      --          --
  Product warranty and sales returns.............................      --          152,728     256,235
  Net operating tax loss carryforwards...........................      389,528     311,100     320,250
                                                                   -----------  ----------  -----------
    Total gross deferred tax assets..............................      478,677     702,238     970,876
  Less valuation allowance.......................................     (387,667)    (50,109)    (59,259)
                                                                   -----------  ----------  -----------
    Net deferred tax assets......................................       91,010     652,129     911,617
Deferred tax liabilities--infomercial costs......................      (91,010)    (79,344)    (51,049)
                                                                   -----------  ----------  -----------
    Net..........................................................  $   --       $  572,785   $ 860,568
                                                                   -----------  ----------  -----------
                                                                   -----------  ----------  -----------

    In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(8) INCOME TAXES (CONTINUED)
the periods in which those temporary differences become deductible. Based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1997.

    The valuation allowance for deferred tax assets at December 31, 1996 and 1997 was $387,667 and $50,109, respectively. The net change in the total valuation allowance for the years ended December 31, 1996 and 1997 were decreases of $4,334 and $337,558, respectively.

    At December 31, 1997, the Company has net operating tax loss carryforwards for federal income tax purposes of approximately $915,000 which are available to offset future federal taxable income through 2010. The availability of the net operating loss carryforwards to reduce future taxable income is subject to certain limitations. As a result of a change in ownership, the Company believes utilization of its net operating tax loss carryforwards is limited to approximately $62,000 per year for the remaining life of the net operating losses.

(9) STOCKHOLDERS' EQUITY

    (a) STOCK OPTION PLANS

    In April 1996, the Company adopted the 1996 Stock Option Incentive Plan ("the Stock Option Plan"), pursuant to which stock options covering an aggregate of 800,000 shares of the Company's common stock may be granted. Options awarded under the Stock Option Plan (i) are generally granted at prices that equate to or are above fair market value on the date of the grant; (ii) generally become exercisable over a period of one to four years; and (iii) generally expire five years subsequent to award.

    At December 31, 1997 and March 31, 1998, there were 140,310 shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1995 and 1996 was $0.25 and $0.06, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: Risk-free interest rate, 6%; expected life, two-five years and expected dividend yield, 0%.

    In connection with an employment agreement entered into in September 1995 with the Company's chief executive officer and founder, the Company granted the chief executive officer options to acquire 1,520,766 shares of common stock at $.375 per share, the market price at date of grant. Vesting of the stock options was conditioned upon meeting certain revenue and earnings requirements, which were met during 1996 and 1997. Also, the agreement provided for a bonus to be paid to the officer in an amount equal to the exercise price of the options plus any related income tax due by the officer upon exercise of the options. The officer notified the Company of his intent to exercise the options in December 1997 and the shares were issued in January 1998. Compensation expense of $213,760 and $2,300,023 was charged to operations in 1996 and 1997, respectively, to recognize the bonus due to the officer.

    In conjunction with a 1996 stock purchase agreement, the Company granted options to a shareholder to acquire an aggregate of 942,632 shares of common stock at option exercise prices ranging from $0.375, the market price at date of grant, to $0.625 per share. During 1997, the shareholder exercised the options for an aggregate exercise price of $549,869.

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(9) STOCKHOLDERS' EQUITY (CONTINUED)
    In February 1998, the Company adopted the 1998 Stock Incentive Plan ("the 1998 Stock Option Plan"), pursuant to which stock options covering an aggregate of 1,800,000 shares of the Company's common stock may be granted. The Company granted 218,000 options to employees on February 26, 1998 at $2.50 per share. For financial statement reporting purposes, the grant was deemed to have a fair market value of $7.00 per share at the date of grant. Accordingly, the Company has recorded deferred compensation of $981,000 at March 31, 1998.

    The Company applies Accounting Principles Board Opinion 25 in accounting for its stock plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been adjusted to the pro forma amounts indicated below:

                                                                         YEARS ENDED DECEMBER 31
                                                                  --------------------------------------
                                                                     1995         1996         1997
                                                                  -----------  ----------  -------------
Net income (loss):
  As reported...................................................  $  (242,669) $   12,747  $  (4,654,217)
  Pro forma.....................................................     (242,669)    (13,361)    (4,743,744)
Diluted income (loss) per common share:
  As reported...................................................  $     (0.05) $     0.00  $       (0.37)
  Pro forma.....................................................        (0.05)      (0.00)         (0.38)

    Pro forma net loss reflects only options granted in 1995, 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the respective options vesting periods of up to four years.

    A summary of stock option activity follows:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                    NUMBER OF     EXERCISE
                                                                     SHARES         PRICE
                                                                   -----------  -------------
Options outstanding at December 31, 1994.........................      --         $  --
Options granted..................................................    1,520,766        0.375
Options outstanding at December 31, 1995.........................    1,520,766        0.375
Options granted..................................................    1,946,948         0.50
Options outstanding at December 31, 1996.........................    3,467,714         0.44
Options exercised................................................     (946,104)       0.583
Options outstanding at December 31, 1997.........................    2,521,610        0.375
Options granted..................................................      272,000         2.50
Options exercised................................................   (2,479,944)       0.375
                                                                   -----------       ------
Options outstanding at March 31, 1998 (unaudited)................      313,666    $    2.22
                                                                   -----------       ------
                                                                   -----------       ------

    At December 31, 1997, the exercise price and weighted-average remaining contractual life of outstanding options was $0.375 and 3.5 years, respectively.

    At December 31, 1996 and 1997, the number of options exercisable was 467,970 and 2,114,492, respectively, and the weighted-average exercise price of those options was $0.375.

                       ADAMS GOLF, INC. AND SUBSIDIARIES

           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

(9) STOCKHOLDERS' EQUITY (CONTINUED)
    (b) STOCK DISTRIBUTION

    In connection with the acquisition of a related entity, the Company distributed 4,282,304 shares of common stock to its shareholders during the year ended December 31, 1995. As a result of the common control existing between the Company and the related entity, the transaction was accounted for in a manner similar to a pooling of interests. Accordingly, the transaction resulted in no increase to stockholders' equity since the recorded net asset value of the related entity was not material. The resulting subsidiary has been inactive during the three years ended December 31, 1997 and has no assets or liabilities.

    (c) STOCK COMPENSATION AWARD

    In December 1997, the Board of Directors of the Company approved a stock compensation award of 2,000,000 shares of common stock to its chief executive officer and founder of the Company. In addition, the Company agreed to pay all income taxes payable by the officer relating to such stock award and related tax bonus. Aggregate compensation of $12,541,688 (including $2,541,688 for estimated taxes) was recorded by the Company during the year ended December 31, 1997 based on the fair market value of the stock.

    (d) NOTE WITH STOCKHOLDER CONVERTED TO STOCK

    The Company borrowed $200,000 from a stockholder in October 1996 and an additional $250,000 from the same stockholder in 1997. The aggregate notes payable balance of $450,000 was converted into 900,000 shares of the Company's stock in September 1997.

    (e) STOCK CONVERSION

    During 1995, the Company amended its Certificate of Incorporation to provide the authority to issue up to 25,000,000 shares of $.001 per share par value stock. All such shares were to be designated as common stock and, accordingly, all stockholders of preferred stock surrendered such shares for an equivalent number of shares of common stock.

    (f) STOCK SPLIT AND AUTHORIZED CLASSES OF STOCK

    Effective April 29, 1998, the stockholders of the Company authorized a two-for-one stock split for holders of record on May 1, 1998. The stock split has been reflected in the accompanying consolidated financial statements and, accordingly, all applicable dollar, share and per share amounts have been restated to reflect the stock split. In addition, the stockholders of the Company also approved an increase in the number of authorized shares of Common Stock to 50,000,000 and established a class of preferred stock with a par value of $.01 per share and authorized shares of 5,000,000.

(10) SUBSEQUENT EVENTS (UNAUDITED)

    Effective May 1, 1998, the Company entered into an agreement with Nicholas
A. Faldo, a professional golfer (the "Agreement"). The Agreement with Faldo, provides the Company with Faldo's endorsement and use of Adams products, as well as the design, development and testing of new technologies and products. As consideration for such services, Faldo will receive 900,000 shares of the Company's common stock which will be recorded and amortized over the estimated period benefited. In addition, Mr. Faldo will receive royalty payments representing 5% of net sales outside the U.S., with a minimum annual amount of $1,500,000 beginning in 1999 and increasing ratably to $4,000,000 in 2004. Under certain conditions, including the failure by the Company to effect an initial public offering by December 31, 1998, Faldo has the right to require the Company to repurchase the shares for $5,000,000 at which point the Company would have the right to terminate the agreement.

                                  SCHEDULE II

                       ADAMS GOLF, INC. AND SUBSIDIARIES
                      YEARS ENDED DECEMBER 31, 1995, 1996
           AND 1997 AND THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                       VALUATION AND QUALIFYING ACCOUNTS

                                                            ADDITIONS CHARGED TO:
                                              BALANCE AT  --------------------------                  BALANCE AT
                                              BEGINNING    COSTS AND                                    END OF
DESCRIPTION                                   OF PERIOD     EXPENSES       OTHER      DEDUCTIONS(1)     PERIOD
--------------------------------------------  ----------  ------------  ------------  -------------  ------------
Allowance for doubtful accounts:
  Year ended December 31, 1995..............  $   --      $     12,791  $    --        $    12,791   $    --
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
  Year ended December 31, 1996..............  $   --      $     51,306  $    --        $    25,107   $     26,199
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
  Year ended December 31, 1997..............  $   26,199  $    738,805  $    --        $    66,663   $    698,341
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
  Three months ended March 31, 1998
    (unaudited).............................  $  698,341  $    466,213  $    --        $    37,723   $  1,126,831
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
Product Warranty and Sales Returns:
  Year ended December 31, 1995..............  $   --      $    --       $    --        $   --        $    --
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
  Year ended December 31, 1996..............  $   --      $      1,733  $    --        $     1,733   $    --
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
  Year ended December 31, 1997..............  $   --      $  1,808,154  $    --        $ 1,358,954   $    449,200
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------
  Three months ended March 31, 1998
    (unaudited).............................  $  449,200  $  1,078,407  $    --        $   795,507   $    732,100
                                              ----------  ------------  ------------  -------------  ------------
                                              ----------  ------------  ------------  -------------  ------------

------------------------

(1) Represents uncollectible accounts charged against the allowance for doubtful accounts and actual costs incurred for warranty repairs and sales returns.

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
                      [This Page Intentionally Left Blank]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                    Page
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Disclosure Regarding Forward-Looking
  Statements...................................          12
Use of Proceeds................................          13
Dividend Policy................................          13
Dilution.......................................          14
Capitalization.................................          15
Selected Consolidated Financial Information....          16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          17
Business.......................................          22
Management.....................................          33
Certain Transactions...........................          42
Principal and Selling Stockholders.............          44
Description of Capital Stock...................          45
Shares Eligible for Future Sale................          48
Underwriting...................................          49
Legal Matters..................................          51
Experts........................................          51
Additional Information.........................          51
Index to Financial Statements..................         F-1

                             ---------------------

    UNTIL         , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                5,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                                  July  , 1998

                             ---------------------

                                LEHMAN BROTHERS

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                              FERRIS, BAKER WATTS

                                  INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below are the expenses in connection with the issuance and distribution of the securities being registered hereby other than the underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission, Nasdaq National Market and NASD fees.

Securities and Exchange Commission registration fee.....................  $  32,450
Nasdaq National Market listing and application fee......................     95,000
NASD filing fee.........................................................     11,500
Legal fees and expenses (other than Blue Sky fees and expenses).........    350,000
Blue Sky fees and expenses..............................................      5,000
Printing and engraving expenses.........................................    240,000
Accounting fees and expenses............................................    140,000
Transfer Agent and Registrar fees and expenses..........................     10,000
Miscellaneous...........................................................    180,000
                                                                          ---------
  Total.................................................................  1,063,950
                                                                          ---------
                                                                          ---------

    The Company will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VII of the Registrant's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

    Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (I.E., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such persons shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses, despite such adjudication of liability.

    Section 102(b)(7) of the DGCL permits a corporation organized under Delaware law to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. Article IX of the Certificate of Incorporation includes the following provision:

        A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section

    174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this
    Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

    The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of the Certificate of Incorporation or Bylaws of the Company.

    The Underwriting Agreement, the proposed form of which is filed herewith, contains provisions by which the Underwriters agree to indemnify the Registrant, each person who controls the Registrant within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each director of the Registrant, and each officer of the Registrant who signs this Registration Statement which respect to information relating to such Underwriter furnished in writing by such Underwriter for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1995, the Registrant has sold or issued the following securities:

    1. From March 1995 through December 1995, the Registrant issued an aggregate of 266,478 shares of Common Stock to Faris McMullin, Richard Murtland and Hank Haney for services to the Company. The Board of Directors of the Company concluded that the value of such services to the Company exceeded the fair value of the shares, which was determined by the Board of Directors to be equal to approximately $.375 per share of Common Stock.

    2. In September 1995, in connection with the Reorganization the Registrant issued an aggregate of 4,282,304 shares of Common Stock to the shareholders of Supershafts, Inc. ("Supershafts") in exchange for all of the then issued and outstanding shares of common stock of Supershafts. The Board of Directors of the Company concluded that the value of the consideration to the Company exceeded the fair value of the shares, which was determined by the Board of Directors to be equal to approximately $.375 per share of Common Stock.

    3. In September 1995, in connection with the Reorganization the Registrant issued an aggregate of 1,545,102 shares of Common Stock to the holders of the Company's then outstanding Series A and Series B Preferred Stock in exchange therefor. The Board of Directors concluded that the value of the consideration to the Company exceeded the fair value of the shares, which was determined by the Board of Directors to be equal to approximately $.375 per share.

    4. In September 1995, the Registrant sold an aggregate of 40,000 shares of Common Stock to Steve Adams for an aggregate purchase price of $15,000.

    5. In September and October 1995, the Registrant sold an aggregate of 2,000,000 shares of Common Stock to Royal for an aggregate purchase price of $750,000.

    6. In December 1995, the Registrant sold 2,000,000 shares of Common Stock to Roland Casati for $750,000.

    7. In June, 1996, the Registrant sold an aggregate of 770,000 shares of Common Stock to Royal, Roland Casati and Clyde and Peggy Smith for an aggregate purchase price of $246,400.

    8. In October, 1996, the Registrant sold 699,526 shares of Common Stock to Finis Conner for an aggregate purchase price of $349,763.

    9. In September 1997, the Registrant issued 900,000 shares of Common Stock to Royal in cancellation of certain indebtedness of the Registrant to Royal in the aggregate principal amount of $450,000.

    10. In September, 1997, the Registrant issued 942,632 shares of Common Stock to Finis Conner upon exercise of stock options for an aggregate exercise price of $549,869 and subsequently, the Registrant issued an additional 344,618 shares of Common Stock to Mr. Conner upon exercise of stock options for an aggregate exercise price of $129,232.

    11. In December 1997, the Registrant issued 2,000,000 shares to Barney Adams for his services to the Company. The Board of Directors of the Company concluded that the value of such services to the Company exceeded the fair value of the shares, which was determined by the Board of Directors to be $10,000,000.

    12. From April 1996 to the date of this Registration Statement, the Registrant has issued 2,138,798 shares of Common Stock to employees who exercised options for an aggregate exercise price of $802,049.

    13. As of the date of this Registration Statement, the Company has granted options to purchase up to 423,666 shares of Common Stock at a weighted average exercise price of $2.70 that have not been exercised.

    14. Pursuant to an agreement between the Registrant and Nick Faldo dated April 22, 1998, the Registrant issued 900,000 shares to Nick Faldo in consideration for, among other things, Mr. Faldo's endorsement of certain products of the Registrant and his license of certain intellectual property rights to the Registrant. The Board of Directors of the Company concluded that the value of the consideration to be received by the Company under the agreement with Mr. Faldo exceeded the fair value of the shares, which was determined by the Board of Directors to be $10,125,000.

All transactions described above were effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


      1.1  Form of Underwriting Agreement*

      3.1  Amended and Restated Certificate of Incorporation of the Registrant*

      3.2  Amended and Restated Bylaws of the Registrant*

      4.1  1998 Stock Incentive Plan of the Registrant dated February 26, 1998*

      4.2  1996 Stock Option Plan dated April 10, 1996*

      4.3  Registration Rights Agreement dated April 30, 1998, among the Registrant and certain stockholders of the Registrant*

      4.4  Adams Golf, Ltd. 401(k) Retirement Plan*

      4.5  Form of Common Stock Certificate for the Registrant*

      5.1  Opinion of Arter & Hadden LLP as to legality of securities being offered

     10.1  Agreement between the Registrant and Nick Faldo, dated April 22, 1998*

     10.2  Revolving Credit Agreement dated February 27, 1998, between Adams Golf Direct
           Response, Ltd., Adams Golf, Ltd. and NationsBank of Texas, N.A.*

     10.3  Commercial Lease Agreement dated December 5, 1997, between Jackson-Shaw Technology
           Center II, Ltd. and the Registrant*

     10.4  Commercial Lease Agreement dated April 6, 1998 between Jackson-Shaw Technology Center
           II, Ltd. and the Registrant*

     10.5  Letter Agreement dated April 13, 1998, between the Registrant and Darl P. Hatfield*

     11.1  Computation of Income (Loss) Per Share*

     21.1  Subsidiaries of the Registrant*

     23.1  Consent of Arter & Hadden LLP (included in their opinion filed as Exhibit 5.1)

     23.2  Consent of KPMG Peat Marwick LLP

     23.3  Consent of Aquilino & Welsh

     24.1  Power of Attorney (previously included on Page II-6)*

     27.1  Financial Data Schedule*


------------------------

*   Previously filed.

    (b) Financial Statement Schedules

    Set forth below is a list of the financial statements included as part of this Registration Statement:

        Schedule II--Valuation and Qualifying Accounts

    All other schedules have been intentionally omitted because they are either not required or the information has been included in the Notes to the Consolidated Financial Statements included as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

    (F) EQUITY OFFERINGS OF NONREPORTING REGISTRANTS. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (H) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (I)  RULE 430A. The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 9, 1998.



                                ADAMS GOLF, INC.

                                By:           /s/ RICHARD H. MURTLAND
                                     -----------------------------------------
                                                Richard H. Murtland
                                        SENIOR VICE PRESIDENT--RESEARCH AND
                                        DEVELOPMENT, SECRETARY AND TREASURER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed on the 9th day of July, 1998, below by or on behalf of the following persons in the capacities indicated.


          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman of the Board,
   /s/ B.H. (BARNEY) ADAMS*       Chief Executive Officer,
------------------------------    and President (PRINCIPAL
     B.H. (Barney) Adams          EXECUTIVE OFFICER)

                                Senior Vice
                                  President--Finance and
    /s/ DARL P. HATFIELD*         Administration and Chief
------------------------------    Financial Officer
       Darl P. Hatfield           (PRINCIPAL FINANCIAL AND
                                  ACCOUNTING OFFICER)

                                Vice President--Research
   /s/ RICHARD H. MURTLAND        and Development,
------------------------------    Secretary, Treasurer and
     Richard H. Murtland          Director

   /s/ PAUL F. BROWN, JR.*
------------------------------  Director
      Paul F. Brown, Jr.

    /s/ ROLAND E. CASATI*
------------------------------  Director
       Roland E. Casati

     /s/ FINIS F. CONNER*
------------------------------  Director
       Finis F. Conner

------------------------------  Director
        Mark R. Mulvoy

   /s/ STEPHEN R. PATCHIN*
------------------------------  Director
      Stephen R. Patchin


*By:   /s/ RICHARD H. MURTLAND
      -------------------------
         Richard H. Murtland
          ATTORNEY-IN-FACT